OFFER TO EXCHANGE OUTSTANDING OPTIONS WITH
AN EXERCISE PRICE OF MORE THAN $14.00 FOR NEW OPTIONS
BY KNIGHT TRADING GROUP, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 17, 2003, UNLESS THE OFFER IS EXTENDED.

We, Knight Trading Group, Inc. and our subsidiaries (“we,” “us,” or “our company”), are offering to exchange all outstanding options to purchase shares of our common stock that have an exercise price of more than $14.00 held by our current employees for new options that we will grant, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal. Employees who have been granted new options since June 1, 2002 are not eligible to participate in this offer. Members of the Board of Directors and executive officers of the Company are also not eligible to participate in this offer.

THIS OFFER TO EXCHANGE IS NOT CONDITIONED UPON A MINIMUM NUMBER OF OPTIONS BEING TENDERED BUT IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

IMPORTANT

By tendering your options for exchange, you are waiving all of your rights with respect to the exchanged options. In the event that the market price of our common stock rises above $14.00 and your options were exchanged pursuant to this Offer to Exchange, you will not be able to exercise the exchanged options. Subject to the terms and conditions of this Offer to Exchange, we will issue new options no earlier than the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. The options you tender for exchange will be replaced with a new option covering 1 share for every 2½ shares covered by the exchanged option. Such new options will have terms and conditions substantially similar to the options being exchanged, except that the vesting period will be shorter.

Employees who voluntarily exchange their options will not be eligible for additional option grants until after they receive the new options pursuant to this Offer to Exchange.

If you desire to tender your options for exchange, you must complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, mail or otherwise deliver it and any other required documents, including the option agreement(s) evidencing your options to be exchanged under this offer and the letter of transmittal, to us at our address set forth on the front cover of this Offer to Exchange. A self-addressed, postage-paid envelope is enclosed for your convenience. In lieu of mailing such items, you may hand deliver them to Karen Doeblin, our Senior Vice President, Director of Human Resources, at Knight Trading Group, Inc., at 525 Washington Boulevard, Jersey City, NJ 07310.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OPTIONS.

Our common stock is quoted on the Nasdaq National Market under the symbol “NITE.” On December 10, 2002, the last trading day prior to the making of this offer, the average of the high and low price of the common stock was $5.59 per share. You are urged to obtain current market prices for the common stock prior to tendering your options.

Questions or requests for assistance or additional copies of this Offer to Exchange, the letter of transmittal, or other offer materials may be directed to: Karen Doeblin, Senior Vice President, Director of Human Resources, at Knight Trading Group, Inc., at 525 Washington Boulevard, Jersey City, NJ 07310; Telephone (201) 222-9400.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE PURSUANT TO THIS OFFER TO EXCHANGE. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER TO EXCHANGE OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

This Offer to Exchange is not being made to, nor will any tender of options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of options therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make this offer in any such jurisdiction and extend this offer to optionholders in such jurisdictions.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying cover letter and letter of transmittal because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all outstanding stock options (vested and unvested) having an exercise price of more than $14.00 per share that are outstanding under our 1998 Long-Term Incentive Plan and held by current eligible employees (“General Information” and Section 1) for new options that we will grant.

Q2.    WHO IS ELIGIBLE FOR THIS OFFER TO EXCHANGE?

Employees who have not been granted new options since June 1, 2002 are eligible to participate in this offer. Members of the Board of Directors and executive officers of the Company are not eligible to participate in this offer. As of the filing date, approximately 560 employees are eligible to participate in this offer, or over 50% of our total employees. (General Information)

Q3.    WHY ARE WE MAKING THE OFFER?

Our compensation philosophy is to provide competitive base salaries, benefit plans and long-term incentive compensation, including stock option grants. We are making this offer because many of Knight’s outstanding options have exercise prices significantly higher than the current market price of our common stock and, thus, provide limited incentive opportunity. By making this offer to exchange your options for new options that may have a lower exercise price, we intend to provide employees with the benefit of owning options that over time may have a greater potential to increase in value. (Section 7)

There is no guaranty that the price of the common stock will not rise above $14.00 after the termination of this Offer to Exchange and prior to the issuance of new options.

Q4.    IS THIS A REPRICING?

No. Under a traditional stock option repricing, an employee’s current options would be immediately repriced, or new options would be granted earlier than six months and one day after the date of the options accepted for exchange were cancelled. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future would be reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options. (Section 12)

Q5.    HOW MANY OPTIONS ARE ELIGIBLE FOR EXCHANGE?

Options to purchase 1,756,550 shares are eligible for exchange, comprising approximately 8.7% of currently outstanding options. As of the filing date, approximately 560 employees are eligible to participate in this offer, or over 50% of our total employees. (General Information)

Q6.    HOW MANY NEW OPTIONS WOULD BE ISSUED?

If 100% of the eligible employees participated and exchanged 100% of their eligible options we would issue 702,620 new options. (General Information)

Q7.    WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

We will grant you new options anytime after the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. (Section 7)

Q8.    WHY WON’T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

Published rules of the Financial Accounting Standards Board generally require lower-priced options granted within the six months before the commencement of an offer to cancel options and the six months after the cancellation of options to be treated as a variable expense to earnings. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense if we issued new options earlier than six months and one day after the date the options accepted for exchange were cancelled. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day and granting the new options at not less than market value (which is the average of the high and low trading prices of our common stock on the Nasdaq National Market on the trading day immediately prior to the date of grant of the new options), we will not have to treat the new options as variable awards.

We currently apply Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for our stock option plans. Accordingly, we do not recognize compensation expense for the fair value of options granted to employees. Should the Company adopt Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation”, our accounting policy for granting stock options would change. (Section 12)

Q9.    HOW MANY NEW OPTIONS WILL YOU RECEIVE?

The options you tender for exchange will be replaced with a new option covering 1 share for every 2½ shares covered by the exchanged option. For example, if you exchange options to purchase 250 shares you will receive new options to purchase 100 shares. (Section 1)

Q10.    WHAT ARE THE TERMS OF THE NEW OPTIONS?

The new options will have a two year vesting schedule, with 25% vesting after the one year anniversary of the date of grant and the remaining 75% vesting on the second anniversary of the date of grant, irrespective of whether your exchanged options were fully vested. The new options, which will be granted at not less than market value, will have a five year term and will have substantially similar terms and conditions as those options exchanged, except for the shorter vesting period. (Section 1)

Q11.    WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions described in Section 5.

Q12.    CAN YOU TENDER A PORTION, BUT NOT ALL, OF YOUR OPTIONS?

Yes. However, all options at a specific exercise price must be tendered. For example, if you own options that have an exercise price of $25.00 and you also own options that have an exercise price of $15.00, and you want to tender some of your options that have an exercise price of $25.00, you must tender all of your options that have an exercise price of $25.00. You will not have to tender any of your options that have an exercise price of $15.00. You can tender as many of your options held at different exercise prices as you choose, as further described in Section 1. You will need to be specific about exactly which options you are tendering for exchange and which options you are retaining, keeping in mind that all options at a specific exercise price must be tendered. (Section 1)

Q13.    CAN YOU TENDER OPTIONS THAT YOU HAVE ALREADY EXERCISED?

No. This offer pertains to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and, therefore, is not subject to this offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised) portion of the option is subject to the offer and may be tendered for exchange. (“General Information”)

Q14.    WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE EXCHANGED
OPTIONS?

Yes. Once we have accepted eligible options tendered by you, your eligible options will be cancelled and you will have waived your rights with regard to these options and will no longer have any rights under these options. Even if the market price of our common stock rises above $14.00 before the issuance of new options, you will not be able to exercise the exchanged options. (Cover Page and Section 4)

Q15.    WHAT HAPPENS TO ELIGIBLE OPTIONS THAT YOU CHOOSE NOT TO TENDER?

Nothing. If you do not tender any of your options, your option agreement(s) will not be changed and its terms, including those relating to exercise price, vesting schedule and exercise period, will remain the same. (“General Information” and Section 2)

Q16.    IF YOU ELECT TO EXCHANGE OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO
RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

No. If you accept the offer, you cannot receive any other option grants before you receive your new options. (Section 12)

Q17.    WHEN DOES THE OFFER EXPIRE?

The offer expires on January 17, 2003, at 5:00 p.m. Eastern Standard Time, unless it is extended by us. (Section 1 and Section 13)

Q18.    HOW DO YOU TENDER YOUR ELIGIBLE OPTIONS?

If you decide to tender your eligible options, you must deliver, before 5:00 p.m. Eastern Standard Time, on January 17, 2003 (or such later date and time as we may extend the expiration of the offer), a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal, including your option agreements, to Karen Doeblin, Senior Vice President, Director of Human Resources, Knight Trading Group, Inc., at 525 Washington Boulevard, Jersey City, NJ 07310. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate or amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Section 2)

Q19.    MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS AND IF SO, HOW?

Yes, you may withdraw your tendered options at any time before the offer expires at 5:00 p.m. Eastern Standard Time, on January 17, 2003. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us, at the address below, a written notice of withdrawal with the required information. Once withdrawn, you may again retender options only if you again follow the delivery instructions described above. (Section 3)

Q20.    WILL YOU RECEIVE NEW OPTIONS IF YOUR EMPLOYMENT IS TERMINATED (VOLUNTARILY OR INVOLUNTARILY) PRIOR TO THE GRANT DATE?

No. If your employment with the company terminates prior to the grant of new options, but after you exchanged options, you will not receive any new options or other compensation. (Section 4 and Section 9)

Q21.    WILL YOU RECEIVE NEW OPTIONS IF THE SUBSIDIARY YOU WORK FOR IS DIVESTED PRIOR TO THE GRANT OF NEW OPTIONS?

No. In the event of a divestiture or a similar event prior to the grant of new options, but after you exchanged options, you will not receive any new options or other compensation. (Section 4 and Section 9)

Q22.    WILL YOU AUTOMATICALLY RECEIVE NEW OPTIONS IF THE COMPANY IS ACQUIRED PRIOR TO THE GRANT DATE?

No. In the event of a merger or a similar event, our obligations in connection with the offer would not automatically be assumed by the acquiring company. Whether or not the obligation to grant the new options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted by the acquiring company in the event of such an acquisition. (Section 4 and Section 9)

Q23.    WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

No. If you exchange your current options for new options, you should generally not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. For all employees, we recommend that you consult your tax advisor to determine the personal tax consequences to you of participating in the exchange offer. (Section 9)

Q24.    WHO SHOULD YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THE OFFER OR WOULD LIKE ADDITIONAL INFORMATION PERTAINING TO US?

You may call Karen Doeblin, Senior Vice President, and Director of Human Resources at (201) 222-9400, or you may send correspondence to her at the following address:

Knight Trading Group, Inc.
525 Washington Boulevard
Jersey City, NJ 07310

See Section 15 for additional sources of information.

TO THE HOLDERS OF OPTIONS TO PURCHASE COMMON STOCK OF KNIGHT TRADING GROUP, INC. WITH AN EXERCISE PRICE OF MORE THAN $14.00:

INTRODUCTION

SUMMARY TERMS OF THE OFFER

We hereby Offer to Exchange all outstanding options to purchase shares of our common stock that have an exercise price of more than $14.00 for new options that we will grant, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (including the letter accompanying it and the instructions thereto) (which together constitute the “offer”). Employees who have been granted new options since June 1, 2002 are not eligible to participate in the offer. Members of the Board of Directors and executive officers of the Company are also not eligible to participate in the offer. We will accept for exchange all options validly tendered and not properly withdrawn on or prior to the expiration date. You may tender all or a portion of your options for exchange, so long as you tender all options at a specific exercise price.

This offer is not conditioned upon any minimum number of options being tendered. The offer is subject to a number of other conditions. See Section 5. We reserve the right (but are not obligated) to waive any or all such conditions, other than those legally mandated.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OPTIONS FOR EXCHANGE.

GENERAL INFORMATION

As to the date of this Offer to Exchange, we had outstanding options to purchase 20,091,658 shares of our common stock issued under our 1998 Long-Term Incentive Plan, of which there are outstanding options to purchase 1,756,550 shares of our common stock, or approximately 8.7% of our outstanding options, which have an exercise price of more than $14.00 and are held by current eligible employees. We are offering to exchange 100% of those eligible options that have an exercise price of more than $14.00 and are held by current eligible employees for new options that we will grant pursuant to this Offer to Exchange. As of the date of this filing, there are approximately 560 employees eligible to participate in this Offer to Exchange, or over 50% of our total employees.

In the event that you decide not to participate in this Offer to Exchange, you will not become ineligible to receive options in the future. By participating in this Offer to Exchange, you will not be eligible to receive any additional option grants prior to the grant of new options pursuant to this Offer to Exchange.

Subject to the terms and conditions of this Offer to Exchange, in exchange for your options we will issue new options no earlier than the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. The options you tender for exchange will be replaced with a new option covering 1 share for every 2½ shares covered by the exchanged option. The exercise price per share of the new options will be equal to the average of the high and low trading prices of our common stock on the Nasdaq National Market on the trading day immediately prior to the date of grant of the new options. The new options will have a two year vesting schedule, with 25% vesting after the one year anniversary of the date of grant and the remaining 75% vesting on the second anniversary of the date of grant, irrespective of whether your exchanged options were fully vested. The new options will have a five year term and will have substantially similar terms and conditions as those options exchanged, except for the accelerated vesting.

The common stock issuable upon exercise of the options is quoted on the Nasdaq National Market under the symbol “NITE.” On December 10, 2002, the last trading day prior to the making of this offer, the average of the high and low price of the common stock was $5.59 per share. We urge you to obtain current market prices for the common stock prior to your tender of the options.

FORWARD-LOOKING INFORMATION

Certain statements contained in this document and the documents incorporated by reference, including without limitation, statements containing the words “believes”, “intends”, “expects”, “anticipates” and words of similar import, constitute forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about the company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein or in the incorporated documents; however, readers should carefully review the risk factors set forth in the Form 10-K incorporated by reference herein, in other reports or documents the company files from time to time with the Securities and Exchange Commission (the “SEC”). The discussion herein and in the incorporated documents should be read in conjunction with the company’s consolidated financial statements and the notes thereto contained in the reports incorporated by reference herein.

Furthermore, the stock market is volatile. There is no guaranty that the price of the common stock will not rise above $14.00 after the termination of this Offer to Exchange and prior to the issuance of new options.

THE OFFER

1.     NUMBER OF OPTIONS; EXPIRATION DATE OF THE OFFER

Upon the terms and subject to the conditions described herein and in the accompanying letter of transmittal, we will accept for exchange, and will cancel, all options, granted under our 1998 Long-Term Incentive Plan, to purchase shares of our common stock that have an exercise price of more than $14.00, are held by our current non-executive employees who have not been granted options by us since June 1, 2002, and are validly tendered on or before the expiration date and which are not properly withdrawn as explained in Section 3 in exchange for new options that we will grant. We will accept partial tenders so long as all options at a specific exercise price are tendered; this is not an “all-or-nothing” opportunity. For example, if you own options that have an exercise price of $25.00 and you also own options that have an exercise price of $15.00, and you want to tender some of your options that have an exercise price of $25.00, you must tender all of your options that have an exercise price of $25.00. You will not have to tender any of your options that have an exercise price of $15.00. You will indicate, which options, if any, you are tendering for exchange and which you are retaining. The offer is not conditioned on any minimum number of options being tendered. Subject to the terms and conditions of this Offer to Exchange, in exchange for your options we will issue new options, at not less than market value no earlier than the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. The options you tender for exchange will be replaced with a new option covering 1 share for every 2½ shares covered by the exchanged option. The new options will have a two year vesting schedule, with 25% vesting after the one year anniversary of the date of grant and the remaining 75% vesting on the second anniversary of the date of grant, irrespective of whether your exchanged options were fully vested.

By participating in this Offer to Exchange, you will not be eligible to receive any additional option grants prior to the grant of new options pursuant to this Offer to Exchange.

The later of 5:00 p.m. Eastern Standard Time on January 17, 2003 or the latest time and date to which the offer is extended by us, is referred to herein as the “expiration date.” After the expiration date, we will not accept any more options for exchange. We may, in our discretion, extend the offer at any time, but we cannot assure that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. Eastern Standard Time on the next business day following the previously scheduled expiration of the offer period.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our reasonable discretion, to change the terms of this Offer to Exchange. This Offer to Exchange will be extended until the expiration of ten business days from the date of publication of notice if:

•	we change the number of new options to be granted for each option tendered for exchange; and

•
the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such change is first published, sent or given in the manner described in Section 12.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, Eastern Standard Time.

2.    PROCEDURE FOR TENDERING OPTIONS.

To validly tender options for exchange pursuant to this offer a properly completed and duly executed letter of transmittal, or facsimile thereof, together with any other documents required by the letter of transmittal, including your option agreement(s) evidencing the options to be tendered, must be received by us at our address set forth on the front cover of this Offer to Exchange prior to the expiration date.

THE METHOD OF DELIVERY OF OPTIONS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING OPTIONHOLDER. OPTIONS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. WE RECOMMEND THAT YOU EITHER HAND DELIVER THE ITEMS TO OUR HUMAN RESOURCES DEPARTMENT AT 525 WASHINGTON BOULEVARD, JERSEY CITY, NJ 07310 OR RETURN THE ITEMS TO US IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange will be determined by us in our reasonable discretion and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of options that we determine are not in proper form or the acceptance for exchange for which may be unlawful. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any tender of options. A tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we or any other person incur any liability for failure to give any such notice.

If your option agreement evidencing the options to be tendered has been lost, stolen, destroyed or mutilated, you must complete the box captioned “Description of Options Tendered” on the letter of transmittal, indicating the number of options subject to the lost, stolen, destroyed or mutilated option agreement. You must then contact us to ascertain the steps that must be taken to replace the option agreement evidencing the options to be tendered. In order to avoid delay, you should contact Karen Doeblin, Senior Vice President, Director of Human Resources, at (201) 222-9400.

3.    WITHDRAWAL RIGHTS.

Tenders of options made pursuant to this Offer to Exchange may be withdrawn at any time prior to the expiration date. If we extend the period of time during which the offer is open and we are unable to accept for exchange options pursuant to the offer for any reason, then, without prejudice to our rights under the offer, we may retain all options tendered, and tendered options may not be withdrawn, except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Securities and Exchange Act of 1934, as amended (the

“Exchange Act”), which provides, in part, that the issuer making the tender offer shall return the tendered securities promptly after a withdrawal of this Offer to Exchange. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by us at our address set forth on the front cover of this Offer to Exchange and must specify the name of the person who tendered the options to be withdrawn and the number of options to be withdrawn. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of this offer. However, withdrawn options may be retendered again by following one of the procedures described in Section 2 at any time prior to the expiration date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4.    ACCEPTANCE FOR EXCHANGE OF OPTIONS; EFFECTS OF CANCELLATION ON RIGHTS OF OPTIONHOLDERS; ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable after the expiration date, we will accept for exchange all options validly tendered. For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which may be by press release. Once we have cancelled the options, the optionholders will have waived all of their rights with regard to the cancelled options and will no longer have any rights under the cancelled options. For example, if after the exchange and cancellation of options, the market price of our common stock rises above $14.00, the exchanged options will be unable to be exercised. In the event that an optionholder tendered only a portion of his or her options (due to having options at different exercise prices), such optionholder will retain rights to those options not exchanged.

Our board of directors intends to grant new options no earlier than the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. The options you tender for exchange will be replaced with a new option covering 1 share for every 2½ shares covered by the exchanged option. The new options will have a two year vesting schedule, with 25% vesting after the one year anniversary of the date of grant and the remaining 75% vesting on the second anniversary of the date of grant, irrespective of whether your exchanged options were fully vested. By participating in this Offer to Exchange, you will not be eligible to receive any additional option grants prior to the grant of new options pursuant to this Offer to Exchange.

Effect of Termination of Employment

In the event that prior to the grant of new options your employment with us is terminated, either voluntarily or involuntarily, with or without cause, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange.

Effect of a Change of Control

It is possible that, prior to the grant of the new options, we might effect or enter into an agreement for a merger or other similar transaction in which we are acquired by another company. In the event of a merger or a similar event, our obligations in connection with the offer would not automatically be assumed by the acquiring company. Whether or not the obligation to grant the new options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted by the acquiring company in the event of such an acquisition.

Effect of the Divestiture of a Subsidiary

It is possible that, prior to the grant of the new options, one of our subsidiaries may be divested. In the event of a divestiture or a similar event, employees of the divested subsidiary will not receive any new options or other compensation in exchange for their tendered options that have been accepted for exchange.

5.    CONDITIONS OF THE OFFER.

Notwithstanding any other provision of this Offer to Exchange, we will not be required to accept for exchange any options tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for return of options) the acceptance for exchange of options tendered, if before the expiration date any of the following shall have occurred:

(a)    there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that challenges the exchange of options by us pursuant to this offer or otherwise in any manner relates to or affects the offer;

(b)    there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or to us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for exchange of some or all of the options illegal or otherwise restrict or prohibit consummation of this offer or ii) delay or restrict our ability, or render us unable, to exchange some or all of the options;

(c)    it shall have been publicly disclosed or we shall have learned that (i) any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of common stock underlying the options whether through the acquisition, directly or indirectly, of our capital stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of offer), or (ii) any such person or group that on or prior to the date of offer had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire whether through the acquisition shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of common stock underlying the options representing 2% or more of the outstanding shares of common stock underlying the options;

(d)    there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, or (ii) an increase in the market price of the shares of our common stock above $14.00 per share; or

(e)    a tender or exchange offer with respect to some or all of the options or our common stock (other than this offer), or a merger, acquisition or other business combination proposal for our company, shall have been proposed, announced or made by any person.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (except that we may not assert any of the conditions as a result of circumstances arising out of our own action or inaction), and any such condition may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the offer is also waived. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration date. Notwithstanding the foregoing, all conditions (other than those subject to regulatory approval), will be satisfied or waived by us on or prior to the expiration date. Any determination by us concerning the events described above will be final and binding on all parties.

6.     PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

The following table sets forth, for the periods indicated, the range of closing prices per share for our common stock as reported on the Nasdaq National Market.

	High	Low
2000
First Quarter	$60.06	$29.50
Second Quarter	53.00	24.31
Third Quarter	39.75	25.00
Fourth Quarter	35.73	13.88

2001
First Quarter	24.50	13.00
Second Quarter	19.99	8.39
Third Quarter	12.30	7.25
Fourth Quarter	13.35	7.53

2002
First Quarter	13.66	6.63
Second Quarter	7.24	4.17
Third Quarter	5.02	3.57
Fourth Quarter (through December 10)	6.80	3.76

7.     PURPOSE OF THE OFFER.

We believe that many of our outstanding options, though currently exercisable, are not achieving the purpose for which they were intended since they have exercise prices higher than $14.00. The exercise prices are significantly higher than the current market price, effectively making them unlikely to be exercised, and provide a limited opportunity for incentives under our stock option plans. By making this offer to exchange your options for new options, we intend to provide employees with the benefit of owning options that over time may have a greater potential to increase in value (assuming that the new exercise price is lower than that of the exchanged option(s)).

Subject to the terms and conditions of this Offer to Exchange, in exchange for your options we will issue new options no earlier than the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. The new options will have exercise prices per share equal to the average of the high and low trading prices of our common stock on the Nasdaq National Market on the trading day immediately prior to the date of grant of the new options. The new options will have a two year vesting schedule, with 25% vesting after the one year anniversary of the date of grant and the remaining 75% vesting on the second anniversary of the date of grant, irrespective of whether your exchanged options were fully vested. The new options will have a five year term and will have substantially similar terms and conditions as those options exchanged, except for the shorter vesting period.

Except as disclosed in this Offer to Exchange (including the documents incorporated by reference), as of the date of filing we have no material agreements or understandings which relate to or would result in:

•	the acquisition by any person of any of our securities or the disposition of any of our securities;

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any change in our present board of directors or executive officers;

•	any material change in our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any change in our Certificate of Incorporation, as amended, or By-laws or any actions which may impede the acquisition of control of our company by any person;

•	a class of our equity securities being delisted from a national securities exchange;

•	a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE.

8.     INFORMATION CONCERNING OUR COMPANY.

Knight Trading Group, Inc. (the “Company”) and its subsidiaries operate in securities market-making and asset management business lines. Knight Securities (“KS”) operates as a market maker in over-the-counter equity securities (“OTC securities”), primarily those traded in the Nasdaq stock market and on the OTC Bulletin Board (“OTCBB”). Knight Capital Markets (“KCM”) operates as a market maker in the Nasdaq Intermarket, the over-the-counter market for New York Stock Exchange (NYSE)-and American Stock Exchange (AMEX)-listed securities. Knight Roundtable Europe owns an approximate 85% interest in Knight Securities International, Ltd. (“KSIL”), which provides execution services for European investors in European and U.S. equities. Additionally, the Company owns 60% of a joint venture, with Nikko Cordial Group, called Knight Securities Japan (“KSJ”), which provides wholesale market-making services in Japanese equity securities. Knight Financial Products (“KFP”) makes markets in options on individual equities, equity indices and fixed income futures instruments in the U.S. The Company also operates a professional option execution services business through Knight Execution Partners (“KEP”). KS, KCM, KFP and KEP are registered as broker-dealers with the SEC. Additionally, KS and KCM are members of the National Association of Securities Dealers, Inc. (“NASD”). KFP is a member of the Chicago Board Options Exchange as well as the American Stock Exchange, the Pacific Exchange, the Philadelphia Stock Exchange and the International Stock Exchange. The Company also maintains an asset management business for institutional investors and high net worth individuals through its Deephaven Capital Management (“Deephaven”) subsidiary.

Our principal executive offices are located at 525 Washington Boulevard, Jersey City, NJ 07310. Our telephone number is (201) 222-9400.

Information concerning our executive officers and directors is set forth on Schedule C attached hereto.

To review our financial statements, please refer to our Annual Report on Form 10-K for our fiscal year ended December 31, 2001, filed on March 29, 2002, which is incorporated herein by reference. For additional information about our company, please review the documents incorporated herein by reference. See Section 15 “Additional Information.”

The following table sets forth selected consolidated financial data for the Company. The selected historical statement of operations data for the years ended December 31, 2000 and 2001 and the selected historical balance sheet data as of December 31, 2000 and 2001 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001 that have been audited by

PricewaterhouseCoopers, independent public accountants. The selected historical statement of operations data for the nine month periods ended September 30, 2001 and September 30, 2002 and the historical balance sheet data as of September 30, 2002, which are included in the quarterly report on Form 10-Q for the quarter ended September 30, 2002, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

	For the years ended December 31,		For the nine months ended September 30,
	2001	2000	2002	2001
	(In thousands, except share and per share data)
Consolidated Statement of Income Data (1):
Revenues
Net trading revenue	$564,630	$1,157,516	$322,627	$425,520
Commissions and fees	47,943	32,548	30,900	36,626
Asset management fees	36,757	41,884	20,031	31,779
Interest and dividends, net	24,949	16,137	4,302	20,617
Investment income and other	10,433	9,225	7,450	7,847

Total revenues	684,712	1,257,310	385,310	522,389

Expenses
Employee compensation and benefits	249,971	421,170	164,220	191,970
Execution and clearance fees	117,519	112,238	88,172	86,790
Payments for order flow	81,942	174,646	50,558	64,332
Communications and data processing	50,856	33,025	29,378	39,464
Depreciation and amortization	42,759	25,336	28,547	31,211
Occupancy and equipment rentals	20,540	18,742	19,804	13,741
Professional fees	15,052	21,527	13,467	12,845
Business development	11,617	14,806	5,734	9,866
International charges	—	—	32,234	—
Writedown of assets and lease loss accrual	20,539	—	10,457	18,196
Other	19,572	17,289	10,515	15,873

Total expenses	630,367	838,779	453,086	484,288

Income/(Loss) before income taxes and minority interest	54,345	418,531	(67,776)	38,101
Income tax expense/(benefit)	25,461	159,446	(19,820)	20,409

Income/(Loss) before minority interest	28,884	259,085	(47,956)	17,692
Minority interest in losses of consolidated subsidiaries	9,642	837	8,303	7,353

Net income/(loss)	$38,526	$259,922	$(39,653)	$25,045

Basic earnings per share	$0.31	$2.12	$(0.33)	$0.20

Diluted earnings per share	$0.31	$2.05	$(0.33)	$0.20

Pro forma adjustments
Income before income taxes and minority interest		418,531
Adjustment for pro forma employee compensation and benefits (2)		(267)

Pro forma income before income taxes and minority interest		418,264
Pro forma income tax expense (3)		160,089

Pro forma income before minority interest		258,175
Minority interest in consolidated subsidiaries		837

Pro forma net income		$259,012

Pro forma basic earnings per share		$2.11

Pro forma diluted earnings per share		$2.04

Shares used in basic earnings per share calculations	123,796,181	122,520,733	121,658,913	123,711,607

Shares used in diluted earnings per share calculations	125,758,863	126,863,316	121,658,913	125,845,652

	December 31,		September 30,
	2001	2000	2002
Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$361,294	$364,058	$340,014
Securities owned, at market value	1,754,483	1,799,967	1,971,936
Receivable from clearing brokers	820,103	114,047	641,291
Total assets	3,226,687	2,521,409	3,337,452
Securities sold, not yet purchased at market value	2,039,356	1,427,214	2,399,928
Other current liabilities	332,426	299,833	160,031
Total stockholders’ equity	834,256	774,186	764,973

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.
(2)
Before our merger with Arbitrade on January 12, 2000, Arbitrade was a limited liability company and compensation and benefits to Arbitrade’s members were accounted for as distributions of members’ equity. Pro forma compensation expense was computed as 15% of the before-tax profits earned by Arbitrade for the period ended January 12, 2000.

(3)
Before our merger, Arbitrade was a limited liability company and was not subject to taxes. Pro forma income tax expense was computed based on Arbitrade’s income at an effective tax rate of 42.5% for the period ended January 12, 2000.

Attached as Schedule A and Schedule B, respectively, to this Offer to Exchange are our financial statements that are included in our annual report on Form 10-K for our fiscal year ended December 31, 2001, and in our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 15 of this Offer to Exchange.

Our common stock had a book value of $6.46 at September 30, 2002.

9.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

The selection of the plan (the “Selected Plan”) under which the new options will be granted will be made by the board of directors, in its discretion. For each new option granted, we and the optionholder will enter into a new stock option agreement. Such new options will have terms and conditions substantially similar to the options being exchanged, except that the vesting period will be shorter.

Terms and Vesting of Options

The new options will be subject to the terms and conditions of the Selected Plan and the applicable option agreement. They will have a term of five years commencing on the date of grant of the new options. The new options will have a two year vesting schedule, with 25% vesting on the first anniversary of the date of grant and the remaining 75% vesting on the second anniversary of the date of grant, provided, in each case, that you are then employed by us, and irrespective of whether your exchanged options were fully vested.

Exercise Price

The new options will have exercise prices per share equal to the average of the high and low trading prices of our common stock on the Nasdaq National Market on the trading day immediately prior to the date of grant. Since we will not grant new options until the earlier of the first business day which is at least six months and one day after the date we cancel the options tendered for exchange, the exercise prices of your new options may be higher or lower than the current price of our common stock, and may be higher or lower than the exercise prices of the options you tender for exchange.

Termination of Employment

In the event that prior to the grant of new options your employment with us is terminated, either voluntarily or involuntarily, with or without cause, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange.

Change of Control

It is possible that, prior to the grant of the new options, we might effect or enter into an agreement for a merger or other similar transaction in which we are acquired by another company. In the event of a merger or a similar event, our obligations in connection with the offer would not automatically be assumed by the acquiring company. Whether or not the obligation to grant the new options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted by the acquiring company in the event of such an acquisition.

Divestiture of a Subsidiary

It is possible that, prior to the grant of the new options, one of our subsidiaries may be divested. In the event of a divestiture or a similar event, employees of the divested subsidiary will not receive any new options or other compensation in exchange for their tendered options that have been accepted for exchange.

Registration of Option Shares

All of the shares of common stock subject to new options granted in connection with this Offer to Exchange have been or will be registered under the Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of this Offer to Exchange and subsequent issuance of new options. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a resident of, or subject to the tax laws in the United States, but are also subject to the tax laws in another country, you should be aware that there might be additional tax consequences that may apply to you.

Optionholders who exchange outstanding options for new options should not be required to recognize income for United States federal income tax purposes at the time of the exchange.

All new options will be granted as non-qualified stock options. Under current law, an optionholder will not realize taxable income upon receiving a grant of a non-qualified stock option. However, when an optionholder who is a citizen or resident of the United States exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder for United States federal income tax purposes and will be subject to applicable withholding taxes. Optionholders who are employees of a non-U.S. subsidiary of the Company and who are not citizens or residents of the United States or are not otherwise subject to U.S. tax should not recognize income for U.S. federal income tax purposes upon exercise of the options. We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer to Exchange.

10.     INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS
CONCERNING THE OPTIONS.

None of our directors or executive officers hold options that are included in this Offer to Exchange. Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the options or the common stock issuable upon the exercise of such options during the 60 business days prior to the date of this Offer to Exchange.

Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our option plans or individual agreements, and restricted share awards granted from time to time to certain of our employees (including executive officers) pursuant to our incentive compensation programs or individual agreements and except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11.     LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our exchange of options as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the exchange by us of options as contemplated herein. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. We are unable to predict whether we will be required to delay the acceptance for exchange of options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for exchange of any options are subject to a number of conditions. See Section 5.

12.     STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES
OF THE OFFER.

Options that we acquire through the offer that were granted under the 1998 Long-Term Incentive Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under the plan. To the extent shares returning to the plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day and granting the new options at not less than market value (which is the average of the high and low trading prices of our common stock on the Nasdaq National Market on the trading day immediately prior to the date of grant of the new options), we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

As we will cancel options that are “out of the money” and, no earlier than six months and one day from the cancellation date, grant new options at not less than market value, this Offer to Exchange may have an impact on our diluted earnings per share calculation depending on the performance of our common stock.

We currently apply Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for our stock option plans. Accordingly, we do not recognize compensation expense for the fair value of options granted to employees. Should the Company adopt Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation”, our accounting policy for granting stock options would change.

13.     EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which this Offer to Exchange is open by giving oral or written notice of such extension to the optionholders. There can be no assurance, however, that we will exercise our right to extend this offer. During any such extension, all options previously tendered will remain subject to the offer, except to the extent that such options may be withdrawn as set forth in Section 3. We also expressly reserve the right, in our sole discretion, (a) to terminate the offer and not accept for exchange any options not theretofore accepted for exchange or, subject to Rule 13-4(f)(5) under the Exchange Act, which requires us either to pay any consideration offered or to return the options tendered promptly after the termination or withdrawal of the offer, to postpone payment, if any, for options upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination to the optionholders by making a public announcement thereof and (b) at any time or from time to time amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the offer, in which case we will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the options in this offer or in documents furnished subsequent thereto will be disseminated to holders of options in compliance with Rule 13e-4(e)(2) promulgated by the SEC under the Exchange Act.

If we materially change the terms of this Offer to Exchange or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in the amount of any payment or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of options a notice that we will increase (except for an increase not exceeding 2% of the outstanding subject options) or decrease the percentage of subject options sought.

14.     FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

15.     ADDITIONAL INFORMATION.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W.,

Washington, D.C. 20549, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our common stock is quoted on the Nasdaq National Market under the symbol “NITE.” Our SEC filings can also be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

The SEC allows us to “incorporate by reference” other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this Offer to Exchange. The documents incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2001; and

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002.

As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

You should rely only on the information in this Offer to Exchange or incorporated by reference. We have not authorized anyone to provide you with any different information.

The information contained in this Offer to Exchange about our company should be read in conjunction with the information contained in the documents incorporated by reference.

We will provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Karen Doeblin, Senior Vice President, Director of Human Resources at (201) 222-9400. In order to ensure timely delivery of the documents prior to the expiration date, any such requests should be made by January 3, 2003.

This Offer to Exchange constitutes part of an Issuer Tender Offer Statement on Schedule TO filed with the SEC by us pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference into this Offer to Exchange. You should read the Schedule TO because it contains valuable information.

SCHEDULE A

FINANCIAL STATEMENTS OF
KNIGHT TRADING GROUP, INC.
INCLUDED IN ITS ANNUAL REPORT
ON FORM 10-K
FOR THE YEAR ENDED DECEMBER 31, 2001

SCH A-1

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
	2001	2000
Assets
Cash and cash equivalents	$361,294,311	$364,057,534
Securities owned, held at clearing broker, at market value	1,754,482,505	1,799,966,679
Receivable from brokers and dealers	820,103,479	114,047,275
Fixed assets and leasehold improvements at cost, less accumulated depreciation and amortization of $67,505,292 in 2001 and $34,969,580 in 2000	90,125,704	79,014,393
Goodwill and intangible assets, less accumulated amortization of $25,364,234 in 2001 and $16,871,280 in 2000	51,899,985	45,239,177
Investments	92,665,597	64,917,975
Other assets	56,115,374	54,166,139

Total assets	$3,226,686,955	$2,521,409,172

Liabilities and Stockholders’ Equity
Liabilities
Securities sold, not yet purchased, at market value	$2,039,355,967	$1,427,214,323
Payable to brokers and dealers	227,526,691	184,269,478
Accrued compensation expense	65,121,718	62,444,645
Accrued execution and clearance fees	10,271,164	6,092,754
Accrued payments for order flow	5,594,935	12,117,998
Accounts payable, accrued expenses and other liabilities	22,286,928	30,093,885
Income taxes payable	1,624,319	4,813,771

Total liabilities	2,371,781,722	1,727,046,854

Minority interest in consolidated subsidiaries	20,648,809	20,175,872

Commitments and contingent liabilities (Notes 12 and 17)

Stockholders’ equity
Class A Common Stock, $0.01 par value, 500,000,000 shares authorized; 124,158,570 shares issued and outstanding at December 31, 2001 and 123,290,780 shares issued and outstanding at December 31, 2000	1,241,586	1,232,908
Additional paid-in capital	335,796,119	309,611,248
Retained earnings	504,472,861	465,947,294
Unamortized stock-based compensation	(672,763)	—
Accumulated other comprehensive income (loss)—foreign currency translation adjustments, net of tax	(6,581,379)	(2,605,004)

Total stockholders’ equity	834,256,424	774,186,446

Total liabilities and stockholders’ equity	$3,226,686,955	$2,521,409,172

The accompanying notes are an integral part of these consolidated financial statements.

SCH A-2

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December 31,
	2001	2000	1999
Revenues
Net trading revenue	$564,630,212	$1,157,515,897	$845,105,365
Commissions and fees	47,942,570	32,547,907	16,439,090
Asset management fees	36,756,865	41,883,882	19,921,092
Interest and dividends, net of interest expense	24,949,310	16,137,298	11,949,821
Investment income and other	10,433,418	9,224,764	3,160,075

Total revenues	684,712,375	1,257,309,748	896,575,443

Expenses
Employee compensation and benefits	249,971,154	421,169,673	269,223,837
Execution and clearance fees	117,518,622	112,238,423	89,575,394
Payments for order flow	81,941,538	174,645,438	138,696,691
Communications and data processing	50,856,148	33,025,036	18,944,361
Depreciation and amortization	42,759,165	25,335,639	11,395,735
Occupancy and equipment rentals	20,540,053	18,741,887	10,706,397
Professional fees	15,052,273	21,526,495	7,889,198
Business development	11,617,364	14,806,302	10,294,545
Merger related costs	—	—	9,969,295
Writedown of assets and lease loss accrual	20,538,652	—	—
Other	19,572,254	17,289,411	7,050,073

Total expenses	630,367,223	838,778,304	573,745,526

Income before income taxes and minority interest	54,345,152	418,531,444	322,829,917
Income tax expense	25,461,246	159,446,394	111,545,941

Income before minority interest	28,883,906	259,085,050	211,283,976
Minority interest in consolidated subsidiaries	9,641,661	836,952	—

Net income	$38,525,567	$259,922,002	$211,283,976

Basic earnings per share	$0.31	$2.12	$1.75

Diluted earnings per share	$0.31	$2.05	$1.68

Shares used in basic earnings per share (see Note 13)	123,796,181	122,520,733	120,821,710

Shares used in diluted earnings per share (see Note 13)	125,758,863	126,863,316	125,755,430

The accompanying notes are an integral part of these consolidated financial statements.

SCH A-3

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 1999, 2000 and 2001
	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Unamortized Stock-based Compensation	Other Comprehensive Income	Total
Balance January 1, 1999	108,629,369	$1,086,294	7,885,396	$78,854	$174,906,189	$29,810,681	$—	$—	$205,882,018

Net Income	—	—	—	—	—	211,283,976	—	—	211,283,976
Translation adjustment arising during period, net of taxes	—	—	—	—	—	—	—	17,574	17,574

Total comprehensive income									211,301,550
Net proceeds from stock offering	4,849,440	48,494	—	—	80,171,043	—	—	—	80,219,537
Conversion of Class B Common Stock into Class A Common Stock	7,885,396	78,854	(7,885,396)	(78,854)	—	—	—	—	—
Capital contributions from members of pooled entity					21,100,568				21,100,568
Capital distributions to members of pooled entity					—	(35,069,365)			(35,069,365)
Stock options exercised	757,265	7,573	—	—	5,477,629	—		—	5,485,202
Income tax benefit—stock options exercised	—	—	—	—	10,311,592	—	—	—	10,311,592

Balance, December 31, 1999	122,121,470	1,221,215	—	—	291,967,021	206,025,292	—	17,574	499,231,102

Net Income	—	—	—	—	—	259,922,002	—	—	259,922,002
Translation adjustment arising during period, net of taxes	—	—	—	—	—	—	—	(2,622,578)	(2,622,578)

Total comprehensive income									257,299,424
Stock options exercised	1,169,310	11,693	—	—	8,645,304	—	—	—	8,656,997
Income tax benefit—stock options exercised	—	—	—	—	8,998,923	—	—	—	8,998,923

Balance, December 31, 2000	123,290,780	1,232,908	—	—	309,611,248	465,947,294	—	(2,605,004)	774,186,446

Net Income	—	—	—	—	—	38,525,567	—	—	38,525,567
Translation adjustment arising during period, net of taxes	—	—	—	—	—	—	—	(3,976,375)	(3,976,375)

Total comprehensive income									34,549,192
Stock options exercised	795,550	7,956	—	—	5,639,442	—	—	—	5,647,398
Issuance of restricted stocks	72,240	722	—	—	845,640	—	(845,640)	—	722
Income tax benefit—stock options exercised	—	—	—	—	2,612,132	—	—	—	2,612,132
Amortization of restricted stock	—	—	—	—	—		172,877		172,877
Capital contributions from minority investors	—	—	—	—	17,087,657	—	—	—	17,087,657

Balance, December 31, 2001	124,158,570	$1,241,586	—	$—	$335,796,119	$504,472,861	$(672,763)	$(6,581,379)	$834,256,424

The accompanying notes are an integral part of these consolidated financial statements.

SCH A-4

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2001	2000	1999
Cash flows from operating activities
Net income	$38,525,567	$259,922,002	$211,283,976
Adjustments to reconcile net income to net cash provided by operating activities
Income tax credit from stock options exercised	2,612,132	8,998,923	10,311,592
Issuance of restricted stock to employees	722	—	—
Depreciation and amortization	42,759,165	25,335,639	11,395,735
Amortization of stock based compensation	172,877	—	—
Minority interest in losses of consolidated subsidiary	(9,641,661)	(836,952)	—
Writedown of assets and lease loss accrual	20,538,652	—	—
(Increase) decrease in operating assets
Securities owned	45,484,174	(889,733,763)	(498,944,733)
Receivable from brokers and dealers	(706,056,204)	101,375,933	(107,886,202)
Other assets	(3,520,748)	(35,718,592)	(11,858,208)
Increase (decrease) in operating liabilities
Securities sold, not yet purchased	612,141,644	706,295,310	392,748,376
Securities sold under agreements to repurchase	—	(10,409,736)	(781,264)
Payable to brokers and dealers	43,257,213	24,326,460	100,162,267
Accrued compensation expense	2,677,073	5,210,037	34,117,054
Accounts payable, accrued expenses and other liabilities	(14,759,748)	(26,734,175)	26,594,351
Accrued execution and clearance fees	4,178,410	(2,278,302)	1,472,961
Accrued payments for order flow	(6,523,063)	(1,860,856)	5,306,186
Income taxes payable	(3,189,452)	(11,179,166)	13,707,317

Net cash provided by operating activities	68,656,753	152,712,762	187,629,408

Cash flows from investing activities
Purchases of fixed assets and leasehold improvements	(50,611,876)	(71,031,773)	(19,370,770)
(Investment in)/redemptions from Deephaven-sponsored private investment fund	(38,313,572)	13,788,223	(19,357,725)
Strategic investments and acquisitions	(15,344,181)	(58,850,150)	(17,317,951)
Payment of contingent consideration	—	(6,284,903)	(5,953,219)

Net cash used in investing activities	(104,269,629)	(122,378,603)	(61,999,665)

Cash flows from financing activities
Repayment of short term loan	—	—	(11,016,766)
Proceeds from issuance of common stock	—	—	80,219,537
Stock options exercised	5,647,398	8,656,997	5,485,202
Minority interest in consolidated subsidiary	27,202,255	21,012,824	—
Capital distributions to members of KFP	—	—	(13,968,797)

Net cash provided by financing activities	32,849,653	29,669,821	60,719,176

(Decrease) Increase in cash and cash equivalents	(2,763,223)	60,003,980	186,348,919

Cash and cash equivalents at beginning of period	364,057,534	304,053,554	117,704,635

Cash and cash equivalents at end of period	$361,294,311	$364,057,534	$304,053,554

Supplemental disclosure of cash flow information:
Cash paid for interest	$23,274,594	$40,643,281	$9,070,476

Cash paid for income taxes	$33,664,468	$175,180,680	$98,376,867

Supplemental information pertaining to noncash investing and financing activities:
During 1999, all outstanding shares of Class B Common Stock were converted into shares of Class A Common Stock.

The accompanying notes are an integral part of these consolidated financial statements.

SCH A-5

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Description of the Business

Knight Trading Group, Inc. (the “Company”) and its subsidiaries operate in securities market-making and asset management business lines. Knight Securities (“KS”) operates as a market maker in over-the-counter equity securities (“OTC securities”), primarily those traded in the Nasdaq stock market and on the OTC Bulletin Board. Knight Capital Markets (“KCM,” formerly Trimark Securities) operates as a market maker in the Nasdaq Intermarket, the over-the-counter market for New York Stock Exchange (NYSE)- and American Stock Exchange (AMEX)- listed securities. Additionally, the Company makes markets in equity securities in Europe and Japan. Knight Financial Products (“KFP”) makes markets in options on individual equities, equity indices and fixed income futures instruments in the U.S. The Company also operates a professional option execution services business through Knight Execution Partners (“KEP”). KS, KCM, KFP and KEP are registered as broker-dealers with the Securities and Exchange Commission (“SEC” or the “Commission”). Additionally, KS and KCM are members of the National Association of Securities Dealers, Inc. (“NASD”). KFP is a member of the Chicago Board Options Exchange as well as the American Stock Exchange, the Pacific Exchange, the Philadelphia Stock Exchange and the International Stock Exchange. The Company also maintains an asset management business for institutions and high net worth individuals through its Deephaven subsidiary.

In the first quarter of 2001, the Company began its Knight Roundtable Europe venture. Currently, 21 broker-dealers and banks from Europe and the United States own an approximate 15% minority interest in the venture. The venture owns and operates Knight Securities International, Ltd. (“KSIL”), which provides execution services for European investors in European and U.S. equities. In the third quarter of 2000 the Company established a joint venture operation of which it owns 60%, called Knight Securities Japan (“KSJ”), with Nikko Cordial Group to provide wholesale market-making services in Japanese equity securities.

The Company was organized in January 2000 as the successor to the business of its predecessor, Knight/Trimark Group, Inc. (the “Predecessor”). The Predecessor was organized in April 1998 as the successor to the business of Roundtable Partners, L.L.C. (“Roundtable”). Roundtable was organized in March 1995 to own and operate the securities market-making businesses of the predecessors to KS and KCM. In May 2000, the Company changed its name from Knight/Trimark Group, Inc. to Knight Trading Group, Inc.

On January 12, 2000, the Company completed a merger (the “Merger”) with Arbitrade Holdings LLC (“Arbitrade”). The transaction resulted in the Company, a newly formed parent holding company, issuing shares on a tax-free basis to holders of the Predecessor’s common stock and to the owners of Arbitrade. Following the transaction, the Predecessor and Arbitrade became subsidiaries of the Company, which assumed the name Knight/Trimark Group, Inc. and became the publicly traded Nasdaq company under the same ticker symbol as the Predecessor (NITE). Arbitrade’s options market-making unit subsequently changed its name to Knight Financial Products. The transaction was accounted for as a pooling of interest and, as such, the historical financial statements have been restated to account for the merger on a retroactive basis.

2.    Reorganization, Public Stock Offerings and Stock Split

On February 25, 1999, the Company sold 20,700,000 shares of Class A Common Stock at a price to the public of $17.50 per share. Of those shares, 4,849,440 were sold by Knight/Trimark, generating net offering proceeds, after deducting underwriting discounts and commissions and offering expenses, of approximately $80.2 million. An additional 15,850,560 shares were sold by selling shareholders.

In April 1999, the Company’s Board of Directors approved a two-for-one stock split of the Company’s Class A and Class B Common Stock. Shareholders of record as of the close of business on April 30, 1999 received, in the form of a stock dividend, one additional share for each share held by them. On May 14, 1999, the transfer agent distributed the additional shares. All share and per share amounts presented in this document have been adjusted to reflect the stock split.

SCH A-6

In connection with the Merger, the Company issued 10,505,001 shares of Class A Common Stock to the former shareholders of Arbitrade.

3.    Significant Accounting Policies

Basis of consolidation and form of presentation

The accompanying consolidated financial statements include the accounts of the Company and its majority and wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash and cash equivalents

Cash equivalents represent money market accounts, which are payable on demand, or short-term investments with an original maturity of less than 30 days. The carrying amount of such cash equivalents approximates their fair value due to the short-term nature of these instruments.

Investments

Investments on the Consolidated Statements of Financial Condition includes strategic ownership interests of less than 20% in publicly and non-publicly traded companies which are accounted for under the equity method or the cost basis of accounting. The equity method of accounting is used for investments in limited partnerships. Investments also include the Company’s investments in the private investment fund for which the Company is the investment manager and sponsor. Investments are reviewed on an ongoing basis to ensure that the valuations have not been impaired.

Market-making activities

Securities owned and securities sold, not yet purchased, which primarily consist of listed and OTC stocks and listed options contracts are carried at market value and are recorded on a trade date basis. Net trading revenue (trading gains, net of trading losses) and commissions and related expenses, including compensation and benefits, execution and clearance fees and payments for order flow, are also recorded on a trade date basis. Payments for order flow represent payments to other broker-dealers for directing their order executions to the Company. The Company records interest income net of transaction-related interest charged by clearing brokers for facilitating the settlement and financing of securities transactions. Interest expense incurred during 2001, 2000 and 1999 amounted to approximately $23.0 million, $40.9 million and $11.9 million, respectively.

Asset management fees

The Company earns asset management fees for sponsoring and managing the investments of a private investment fund. Such fees are recorded monthly as earned and are calculated as a percentage of the fund’s monthly net assets, plus a percentage of a new high net asset value, as defined, for any six-month period ended June 30th or December 31st. A new high net asset value is generally defined as the amount by which the net asset value of the fund exceeds the greater of either the highest previous net asset value in the fund, or the net asset value at the time each investor made his purchase.

Securities borrowed/loaned

Securities borrowed and securities loaned, which are included in receivable from and payable to brokers and dealers, are recorded at the amount of cash or other collateral advanced or received. Securities borrowed transactions require the Company to deposit cash or similar collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the market value

SCH A-7

of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis. Substantially all of the Company’s securities borrowed and securities loaned transactions are conducted with banks and other securities firms.

Foreign currencies

The functional currency of the Company’s consolidated foreign subsidiaries are the U.S. dollar, the British Pound and the Japanese Yen. Assets and liabilities in foreign currencies are translated into U.S. dollars using current exchange rates at the date of the Consolidated Statements of Financial Condition. Revenues and expenses are translated at average rates during the periods. The foreign exchange gains and losses resulting from translation of financial statements of a subsidiary whose functional currency is not the U.S. dollar are included as a separate component of stockholders’ equity in the Consolidated Statements of Financial Condition. Gains or losses resulting from foreign currency transactions are included in Investment income and other in the Consolidated Statements of Income.

Depreciation, amortization and occupancy

Fixed assets are being depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements are being amortized on a straight-line basis over the life of the related office lease. The Company records rent expense on a straight-line basis over the life of the lease. The Company capitalizes certain costs associated with the acquisition or development of internal-use software and amortizes software over its estimated useful life of three years.

Lease loss accrual

It is the Company’s policy to identify excess real estate capacity and where applicable, accrue against such future costs. In determining the accrual, a nominal cash flow analysis is performed, and costs related to the excess capacity are accrued for.

Income taxes

Income tax expense in the Consolidated Statements of Income represents income taxes incurred for the years ended December 31, 2001, 2000 and 1999. Before the Merger, Arbitrade was a limited liability company which was treated as a partnership for tax purposes and its federal and state income taxes were borne by individual partners. As such, Arbitrade’s historical financial statements only include a provision for non-U.S. income taxes. Subsequent to the Merger, Arbitrade’s income is subject to federal and state income taxes.

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse.

Estimated fair value of financial instruments

The Company’s securities owned and securities sold, not yet purchased are carried at market value. Fair value for securities owned and securities sold, not yet purchased, is estimated using market quotations available from major securities exchanges and dealers. Management estimates that the fair values of other financial instruments recognized on the Consolidated Statements of Financial Condition (including receivables, payables and accrued expenses) approximate their carrying values, as such financial instruments are short-term in nature, bear interest at current market rates or are subject to frequent repricing.

Minority interest

Minority interest represents minority owners’ share of net income or losses and equity in two of the Company’s consolidated subsidiaries, KSIL and KSJ.

SCH A-8

Accounting for derivatives

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS  No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133—an amendment of FASB Statement No. 133. In June 2000, the FASB issued SFAS No. 138 Accounting for Certain Derivative Instruments and Certain Hedging Activities, which is an amendment to SFAS No. 133 and is effective concurrently with SFAS No. 137. The Company adopted the provisions of SFAS  No. 133, 137 and 138 as of January 1, 2001. The Company’s derivative financial instruments are all held for trading purposes and historically have been carried at fair value. As such, the adoption of these statements did not have a material impact on the Company’s financial statements.

Restricted stock

The Company records the fair market value of shares associated with restricted stock awards as unamortized stock-based compensation in stockholders’ equity and amortizes the balance to compensation expense over the vesting period.

Other

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.    Securities Owned and Securities Sold, Not Yet Purchased

Securities owned and securities sold, not yet purchased are carried at market value and consist of the following:

	December 31, 2001	December 31, 2000
Securities owned:
Equities	$734,638,954	$661,327,729
Options	907,988,169	1,126,483,498
Convertible bonds	93,474,975	—
U.S. government obligations	18,380,407	12,155,452

	$1,754,482,505	$1,799,966,679

Securities sold, not yet purchased:
Equities	$998,438,044	$170,167,713
Options	1,019,052,935	1,257,046,610
Convertible bonds	21,864,988	—

	$2,039,355,967	$1,427,214,323

SCH A-9

5.    Receivable from/Payable to Brokers and Dealers

At December 31, 2001, amounts receivable from and payable to brokers and dealers consist of the following:

Receivable:
Clearing brokers	$701,748,826
Securities failed to deliver	6,007,502
Securities borrowed	110,268,570
Other	2,078,581

$820,103,479

Payable:
Clearing brokers	$133,253,448
Securities failed to receive	12,947,759
Securities loaned	81,325,484

$227,526,691

The Company had received and pledged collateral approximately equal to the amount borrowed and loaned, respectively.

6.    Investments

The Company’s wholly-owned subsidiary, Deephaven, is the investment manager and sponsor of a private investment fund that engages in various trading strategies involving equities, debt instruments and derivatives. The Company owns an interest in this private investment fund. The investment amounted to approximately $50.9 million at December 31, 2001. Certain officers of the Company also own interests in this private investment fund. Additionally, the Company has made strategic investments in Nasdaq, Nasdaq Europe (formerly known as Easdaq), Nasdaq Japan and other public and non-public companies.

7.    Significant Customers

The Company considers affiliates to be holders of 10% or more of the Company’s outstanding common stock (“Affiliates”). During 2001 there were no Affiliates of the Company.

One customer provided 10.9% of the Company’s U.S. equity order flow for the year ended December 31, 2001 as measured in U.S. equity share volume. Rebates paid to this firm for U.S. equity share and U.S. options contract volume amounted to $12.0 million during the same period.

8.    Goodwill and Intangible Assets

The Company’s acquisition of the business of Trimark Securities, L.P. (“Trimark”) during 1995 was recorded under the purchase method and the carrying values of the assets and liabilities acquired were adjusted to their fair market values as of the acquisition date. The excess of the purchase price over the fair value of the net assets acquired of $13,960,195 was recorded as goodwill and is being amortized over a period of 10 years. In connection with the acquisition, the Company entered into an agreement which entitled the former owners to receive additional consideration during the five years immediately subsequent to the acquisition, through March 2000, equal to 10% of Trimark’s pre-tax earnings, before amortization of goodwill and depreciation on fixed assets initially purchased. All amounts paid under this arrangement have been capitalized as additional purchase price (goodwill) and are being amortized over the remainder of the original ten-year amortization period.

Pursuant to an agreement effective November 17, 1997, Trimark purchased the business and the related fixed assets of Tradetech Securities, L.P. (“Tradetech”), an Illinois Limited Partnership, in exchange for $750,000 in cash and contingent consideration. Tradetech operated as a market maker in listed stocks and, after

SCH A-10

the acquisition, its business and operations were integrated into Trimark’s. The acquisition was accounted for under the purchase method and the carrying values of the assets acquired were adjusted to their fair market values as of the acquisition date. The excess of the purchase price over the fair value of the assets acquired of $400,000 was recorded as goodwill and is being amortized over a period of five years.

In connection with the acquisition, Trimark entered into an agreement with Tradetech which entitled Tradetech to additional consideration equal to 10% of Trimark’s pretax earnings during the period from the acquisition date through December 31, 2000 (the “Earnout Period”). All amounts paid under this arrangement have been capitalized as additional purchase price (goodwill) and are being amortized over the remainder of the original five-year amortization period.

The total contingent consideration paid and recorded as goodwill by the Company was as follows:

	Trimark Additional Consideration	Tradetech Additional Consideration	Total
For the year ended December 31, 1999	$3,098,161	$2,855,058	$5,953,219
For the year ended December 31, 2000	1,757,948	4,526,955	6,284,903
For the year ended December 31, 2001.	—	—	—

Additionally, consistent with the growth of the Company’s options market-making business, KFP has acquired various options related businesses. Goodwill, representing the total excess of the purchase prices over the fair value of the assets acquired, and other intangible assets, in the aggregate totaling $42,240,877 was recorded in connection with these acquisitions and is being amortized over a period of 15 years.

The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets as of January 1, 2002. This statement establishes new standards for accounting for goodwill and intangible assets acquired outside of, and subsequent to a business combination. Under the new standards, goodwill and certain intangible assets with an indefinite useful life will no longer be amortized, but will be tested for impairment at least annually. Other intangible assets will continue to be amortized over their useful lives. The Company expects that the adoption of this statement will result in a decrease in amortization expense of approximately $6.4 million in 2002. Annual amortization expense related to goodwill in 2001 was $6.7 million.

As a result of the adoption of SFAS No. 142, the Company’s goodwill and intangible balances, net of accumulated amortization as of January 1, 2002 consist of the following:

Goodwill	$17,535,556
Intangible Assets, definite useful life	34,364,429

Total Goodwill and Intangible Assets	$51,899,985

Intangible assets deemed to have definite lives will continue to be amortized over their useful lives, which have been determined to be 15 years.

SCH A-11

9.    Fixed Assets and Leasehold Improvements

Fixed assets and leasehold improvements comprise the following:

	Depreciation Period	December 31,
		2001	2000
Computer hardware and software	3 years	111,888,136	81,847,768
Leasehold improvements	Life of Lease	21,140,042	15,028,116
Telephone systems	5 years	7,531,763	6,944,133
Furniture and fixtures	7 years	8,574,119	6,901,463
Trading systems	5 years	4,267,131	1,613,082
Equipment	5 years	11,052,556	1,649,411

		164,453,747	113,983,973
Less—Accumulated depreciation and amortization		67,505,292	34,969,580
Less—Writedown of assets		6,822,751	—

		90,125,704	79,014,393

10. Writedown	of Assets and Lease Loss Accrual

The writedown of assets on the Consolidated Statements of Income represents $20.5 million in pre-tax non-operating charges. These charges consist of a loss of $6.8 million related to a writedown of fixed assets and other capitalized costs related to excess real-estate capacity, $1.4 million related to estimated losses on the disposal of excess real-estate, a $10.7 million non-recurring charge relating to impaired investments in non-public e-commerce companies and $1.6 million related to a writedown of certain exchange seats.

11.    Short-Term Financing

On June 19, 1998, the Company entered into an unsecured $30.0 million loan agreement with an affiliate of one of its clearing brokers. Such loan paid interest monthly based on the London Interbank Offered Rate and was to mature on June 19, 1999. The loan agreement allowed for scheduled principal pre-payments without penalty. During 1998, the Company made principal pre-payments under the loan of $20.0 million. On January 19, 1999, the Company repaid the final $10.0 million. Interest expense incurred on such loan for the year ended December 31, 1999 amounted to $39,734.

Prior to the Company’s merger with Arbitrade, at December 31, 1999, Arbitrade had a $10,000,000 collateralized credit facility with a bank under which it borrowed on a revolving basis. Interest was variable based on prime plus one percent per annum and payable monthly. The Company paid one half percent per annum commitment fee on the unused portion of the facility. The unused portion of the facility and interest rate at December 31, 1999 were $7,945,408 and 9.00%, respectively.

At December 31, 2001, KSJ, a joint venture operation of which the Company owns 60%, has two daylight overdraft facilities with different Japanese financial institutions totalling 5 billion yen. The intraday credit facilities are used to facilitate the daily gross settlement of securities transactions and bear market rates of interest in Japan.

Subsequent to December 31, 2001, KSJ entered into an additional 5 billion yen daylight overdraft facility with an affiliate of Nikko Cordial Group, the owner of the remaining 40% interest in the joint venture. Pursuant to the terms of the loan contract, both the Company and Nikko are required to guarantee liabilities arising from the overdraft facility in their respective percentages of ownership. This overdraft facility bears a market rate of interest in Japan.

SCH A-12

12.    Commitments and Contingent Liabilities

The Company leases office space under noncancellable operating leases. The office leases contain certain escalation clauses whereby the rental commitments may be increased if certain conditions are satisfied and specify yearly adjustments to the lease amounts based on annual adjustments to the Consumer Price Index. Rental expense under the office leases was as follows:

For the year ended December 31, 1999	$2,989,873
For the year ended December 31, 2000	7,288,699
For the year ended December 31, 2001	11,306,884

Additionally, the Company leases computer and other equipment under noncancellable operating leases. As of December 31, 2001, future minimum rental commitments under all noncancellable operating leases were as follows:

	Office Leases	Other Leases	Total
Year ending December 31, 2002.	$16,753,228	$5,669,050	$22,422,278
Year ending December 31, 2003	15,922,286	3,794,881	19,717,167
Year ending December 31, 2004	13,520,911	2,664,202	16,185,113
Year ending December 31, 2005	12,294,645	8,009	12,302,654
Year ending December 31, 2006	9,701,377	—	9,701,377
Thereafter through October 31, 2021	133,875,423	—	133,875,423

	$202,067,870	$12,136,142	$214,204,012

The Company has provided a $11.0 million letter of credit as a guarantee to one of the Company’s lease obligations.

The Company has a guarantee with one of its foreign subsidiary’s clearing brokers, obligating the Company to generate and pay clearing fees of a minimum of $9.0 million for each of the years ended June 30, 2002 and June 30, 2003. As of December 31, 2001, the Company has generated $3.4 million against this guarantee.

13.    Earnings per Share

Basic earnings per common share (“EPS”) have been calculated by dividing net income by the sum of the weighted average shares of Class A Common Stock and Class B Common Stock outstanding during each respective period. Diluted EPS reflects the potential reduction in EPS using the treasury stock method to reflect the impact of common share equivalents if stock awards such as stock options and restricted stock were exercised or converted into common stock. Except for voting rights, the Class B Common Stock had identical rights and rewards as the Class A Common Stock and was automatically converted to Class A Common Stock in the event of a sale or a transfer by the owner. All outstanding shares of Class B Common Stock were converted into shares of Class A Common Stock during 1999.

SCH A-13

Weighted-average shares outstanding for the years ended December 31, 1999 and 2000 have been determined as if the Merger described in Note 1 occurred as of the earliest date presented. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2001, 2000 and 1999:

	For the year ended December 31,
	2001		2000		1999
	Numerator/ net income	Denominator/ shares	Numerator/ net income	Denominator/ shares	Numerator/ net income	Denominator/ shares
Income and shares used in basic calculations	$38,525,567	123,796,181	$259,922,002	122,520,733	$211,283,976	120,821,710
Effect of dilutive stock awards	—	1,962,682	—	4,342,583	—	4,933,720

Income and shares used in diluted calculations	$38,525,567	125,758,863	$259,922,002	126,863,316	$211,283,976	125,755,430

Basic earnings per share		$0.31		$2.12		$1.75

Diluted earnings per share		$0.31		$2.05		$1.68

14.    Employee Benefit Plan

The Company sponsors 401(k) profit sharing plans (the “Plans”) in which substantially all of its employees are eligible to participate. Under the terms of the Plans, the Company is required to make annual contributions to the Plans equal to 100% of the contributions made by its employees, up to certain limitations. The total expense recognized with respect to the Plans was as follows:

For the year ended December 31, 1999	$1,838,036
For the year ended December 31, 2000	2,856,197
For the year ended December 31, 2001	5,377,539

15.    Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. Before the Merger, Arbitrade was treated as a partnership for U.S. tax purposes and its federal and state income taxes were borne by Arbitrade’s individual partners. As such Arbitrade’s historical financial statements do not include a provision for federal or state income taxes.

The provision for income taxes consists of:

	2001	2000	1999
Current:
U.S. federal	$25,468,048	$145,441,308	$95,344,483
U.S. state and local	5,006,968	18,560,206	18,498,299

	30,475,016	164,001,514	113,842,782

Deferred:
U.S. federal	(3,171,776)	(4,119,805)	(1,845,141)
U.S. state and local	(1,841,994)	(435,315)	(451,700)

	(5,013,770)	(4,555,120)	(2,296,841)

Provision for income taxes	$25,461,246	$159,446,394	$111,545,941

SCH A-14

The following table reconciles the provision to the U.S. federal statutory income tax rate:

	2001	2000	1999
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
U.S. state and local income taxes, net of U.S. federal income tax benefits	3.8	2.8	3.6
Non-U.S. operations	6.6	—	—
Pre-merger Arbitrade income	—	(0.1)	(4.7)
Nondeductible charges	2.7	0.4	0.6
Other, net	(1.2)	—	0.1

Effective income tax rate	46.9%	38.1%	34.6%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2001, 2000 and 1999 are as follows:

	2001	2000	1999
Deferred tax assets:
Employee compensation and benefit plans	$7,918,251	$5,709,498	$1,964,276
Fixed assets and other amortizable assets	2,317,210	1,720,333	332,567
Valuation and other reserves	4,896,738	—	—

Total deferred tax assets	15,132,199	7,429,831	2,296,843

Deferred tax liabilities:
Valuation of investments	1,019,651	564,428	—
Deferred management fees	2,246,815	13,440	—

Total deferred tax liabilities	3,266,466	577,868	—

Net deferred tax assets	$11,865,733	$6,851,963	$2,296,843

16.    Long-Term Incentive Plans

The Company established the Knight/Trimark Group, Inc. 1998 Long Term Incentive Plan and the Knight/Trimark Group, Inc. 1998 Nonemployee Director Stock Option Plan (together, the “Plans”) to provide long-term incentive compensation to selected employees and directors of Knight Trading Group and its subsidiaries. The Plans are administered by the compensation committee of the Company’s Board of Directors, and allow for the grant of options, restricted stock and restricted stock units, as defined by the Plans. Including a stockholder-approved increase in the number of shares reserved under the Plans by three million in May 2001, the maximum number of shares of Class A Common Stock reserved for the grant of options under the Plans is 27,819,000, subject to adjustment. The maximum number of restricted stock and restricted stock units which may be issued under each of the Plans is 3,000,000, which includes a two million share increase reserved under the Plans that was approved by stockholders in May 2001. In addition, the Plans limit the number of shares which may be granted to a single individual, and the Plans also limit the number of shares of restricted stock that may be awarded.

It is the Company’s policy to grant options for the purchase of shares of Class A Common Stock at not less than market value, which the Plans define as the average of the high and low sales prices on the date prior to the grant date. Options and awards generally vest over a three or four-year period and expire on the fifth or tenth anniversary of the grant date, pursuant to the terms of the agreements. The Company has the right to fully vest

SCH A-15

employees in their option grants and awards upon retirement. The following is a reconciliation of option activity for the Plans for the years ended December 31, 2001 and 2000, and a summary of options outstanding and exercisable at December 31, 2001:

	2001		2000
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding, January 1	12,448,675	$19.60	10,445,235	$10.77
Granted at market value	4,461,576	16.17	4,290,500	37.40
Exercised	(784,850)	7.24	(1,184,810)	7.31
Surrendered.	(3,060,276)	26.77	(1,102,250)	18.37

Outstanding at December 31.	13,065,125	$17.49	12,448,675	$19.60

Exercisable at December 31	5,551,117	$12.97	3,484,050	$9.81

Available for future grants at December 31	12,026,450		10,427,750

Weighted average fair value of grants during the year (at market value)		$7.42		$19.80

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at 12/31/01	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/01	Weighted- Average Exercise Price
$ 6.54	113,000	6.80	$6.54	78,000	$6.54
$ 7.25	6,224,325	6.50	7.25	4,430,825	7.25
$ 7.90—$17.75	3,204,300	4.38	15.29	32,917	12.70
$ 17.93—$39.75	993,500	7.92	29.00	328,375	29.07
$ 39.84	2,339,500	8.04	39.84	584,875	39.84
$ 43.00—$73.22	190,500	7.08	61.29	96,125	63.18

The Company granted a total of 72,240 restricted shares of Class A Common Stock to certain employees of the Company under the 1998 Long Term Incentive Plan and recorded compensation expense of $173,599 during 2001 for the fair value of the shares, which has been included in Compensation and Benefits in the Consolidated Statements of Income. The unamortized portion of the restricted shares is recognized as compensation expense over the vesting period. The restricted stock requires future service as a condition of the underlying shares of common stock.

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the fair values of the options granted to employees. Had compensation expense for the Company’s options been determined based on the fair value at the grant dates in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” the Company’s net income and earnings per share amounts for the years ended December 31, 2001, 2000 and 1999 would have been as follows:

	2001	2000	1999
Net income, as reported	38,525,567	$259,922,002	$211,283,976
Pro forma net income	26,066,246	232,403,643	200,895,647
Basic earnings per share, as reported	0.31	2.12	1.75
Diluted earnings per share, as reported	0.31	2.05	1.68
Pro forma basic earnings per share	0.21	1.90	1.66
Pro forma diluted earnings per share	0.21	1.83	1.60

SCH A-16

The fair value of each option granted is estimated as of its respective grant date using the Black-Scholes option-pricing model with the following assumptions:

	2001	2000	1999
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	65%	70%	70%
Risk-free interest rate	4.5%	6.0%	6.0%
Expected life (in years)	4	5	5

17.    Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

As a market maker of OTC and listed stocks and listed options contracts, the majority of the Company’s securities transactions are conducted as principal with broker-dealer and institutional counterparties primarily located in the United States. The Company clears all of its securities transactions through clearing brokers on a fully disclosed basis. Accordingly, substantially all of the Company’s credit exposures are concentrated with the clearing brokers. The clearing brokers can rehypothecate the securities held. Additionally, pursuant to the terms of the agreement between the Company and the clearing brokers, the clearing brokers have the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations. The Company’s policy is to monitor the credit standing of the clearing brokers and all counterparties with which it conducts business. Additionally, as of December 31, 2001, the Company’s credit exposures were concentrated with the clearing brokers and amounted to $820.1 million. As of December 31, 2001, the clearing brokers also held, as custodians, securities and options owned by the Company with a market value of $1.8 billion.

Securities sold, not yet purchased represent obligations to purchase such securities at a future date. The Company may incur a loss if the market value of the securities subsequently increases.

Derivative contracts are financial instruments whose value is based upon underlying asset, index, reference rate or a combination of these factors. The Company uses derivative financial instruments as part of its options market-making and trading business and its overall risk management process. These financial instruments, which generally include exchange-traded options, options on futures and futures contracts, expose the Company to varying degrees of market and credit risk. The Company records its derivative-trading activities at market value, and unrealized gains and losses are recognized currently.

18.    Net Capital Requirements

As registered broker-dealers, KS, KCM, KFP and KEP are subject to the SEC’s Uniform Net Capital Rule (the “Rule”) which requires the maintenance of minimum net capital. KS, KCM and KEP have elected to use the basic method, permitted by the Rule, which requires that they each maintain net capital equal to the greater of $1.0 million ($100,000 for KEP) or 6 2/3% of aggregate indebtedness, as defined. KFP has elected to use the alternative method, permitted by the Rule, which requires that it maintains net capital equal to the greater of $250,000 or 2% of aggregate debit items, as defined.

At December 31, 2001, KS had net capital of $238,903,385, which was $236,158,892 in excess of its required net capital of $2,744,493, KCM had net capital of $56,154,602, which was $54,848,186 in excess of its required net capital of $1,306,416, KFP had net capital of $38,329,302 which was $38,079,302 in excess of its required net capital of $250,000 and KEP had net capital of $2,124,490 which was $1,982,959 in excess of its required net capital of $141,531.

Additionally, KSIL, KSJ and KFP are subject to regulatory requirements in the countries in which they operate, including the requirements of the Financial Services Authority in the United Kingdom, and the Financial Supervisory Agency in Japan. As of December 31, 2001, the Company was in compliance with these capital adequacy requirements.

SCH A-17

19.    Business Segments

The Company has two reportable business segments: wholesale securities market-making and asset management. Domestic securities market-making primarily represents market-making in U.S. equity securities listed on Nasdaq, on the OTCBB of the NASD, in the over-the-counter market for NYSE- and AMEX-listed securities and in U.S. options on individual equities, equity indices, fixed income futures instruments and certain commodities. International securities market-making includes market-making in equities in Europe and Japan and in options in Europe. The asset management segment consists of investment management and sponsorship for a private investment fund.

The Company’s net revenues, income before income taxes and minority interest and assets by segment are summarized below:

	Domestic Market Making*	International Market Making**	Total Market Making	Asset Management***	Elimination of Intersegment Balances****	Consolidated Total
For the year ended December 31, 2001:
Revenues	633,756,770	14,262,199	648,018,969	42,699,070	(1,106,185)	689,611,854
Intra-segment revenues	(357,830)	(4,541,649)	(4,899,479)			(4,899,479)

Total Revenues	633,398,940	9,720,550	643,119,490	42,699,070	(1,106,185)	684,712,375
Income/(loss) before income taxes and minority interest	96,759,221	(68,866,270)	27,892,951	26,452,201	—	54,345,152
Total Assets	2,731,317,276	424,134,213	3,155,451,489	71,235,466	—	3,226,686,955
For the year ended December 31, 2000:
Revenues	1,205,926,864	32,909,726	1,238,836,590	46,094,714	—	1,284,931,304
Intra-segment revenues	—	(27,621,556)	(27,621,556)	—	—	(27,621,556)

Total Revenues	1,205,926,864	5,288,170	1,211,215,034	46,094,714	—	1,257,309,748
Income before income taxes and minority interest	395,451,222	(11,618,251)	383,832,971	34,698,473	—	418,531,444
Total Assets	2,136,341,091	345,354,278	2,481,695,369	39,713,803	—	2,521,409,172
For the year ended December 31, 1999:
Revenues	876,424,848	2,010,046	878,434,894	20,907,547	—	899,342,441
Intra-segment revenues	—	(2,766,998)	(2,766,998)	—	—	(2,766,998)

Total Revenues	876,424,848	(756,952)	875,667,896	20,907,547	—	896,575,443
Income before income taxes and minority interest	310,554,470	(3,912,183)	306,642,287	16,187,630	—	322,829,917
Total Assets	1,504,599,415	5,529,635	1,510,129,050	30,156,756	—	1,540,285,806

*
The year ended December 31, 2001 includes $20.5 million in pre-tax non-operating charges, which consists of a loss of $6.8 million on the writedown of fixed assets and other capital costs related to excess real-estate capacity, $1.4 million related to estimated losses on the disposal of excess real estate, a $10.7 million non-recurring charge relating to impaired investments in non-public e-commerce companies and $1.6 million related to a writedown of certain exchange seats.

**
International market-making includes costs incurred in the U.S. that are related to international market-making businesses. In 2000 and 1999, KSIL was working under a business model that provided for revenues to be earned from its domestic affiliate (i.e., intra-segment revenues) based on a formula derived from costs incurred. In 2001, KSIL’s business model was modified, such that reported revenues were based on actual results.

***
The years ended December 31, 2001, 2000 and 1999, include $5.5 million, $4.7 million and $2.3 million, respectively, which primarily consists of revenues generated from the Company’s investment in a private investment fund for which Deephaven is the investment manager and sponsor.

****	Intersegment balances primarily represents asset management fees paid to Deephaven by certain of the Company’s domestic market-making subsidiaries for management services.

SCH A-18

20.    Condensed Financial Statements of Knight Trading Group, Inc. (parent only)

Presented below are the Condensed Statements of Financial Condition, Income and Cash Flows for the Company on an unconsolidated basis.

Statements of Financial Condition

Knight Trading Group, Inc. (parent only)

	December 31, 2001	December 31, 2000
Assets
Cash and cash equivalents	$11,000,203	$25,874,092
Securities owned, at market value	26,404,975	12,155,452
Investments in subsidiaries, equity method	756,371,712	731,643,361
Receivable from subsidiaries	31,978,297	5,883,085
Other assets	26,448,600	15,578,475

Total assets	$852,203,787	$791,134,465

Liabilities and Stockholders’ Equity
Liabilities
Accrued compensation expense	$12,767,462	$10,361,525
Accounts payable, accrued expenses and other liabilities	3,558,645	2,131,888
Income taxes payable	1,621,256	4,454,606

Total liabilities	17,947,363	16,948,019
Total stockholders’ equity	834,256,424	774,186,446

Total liabilities and stockholders’ equity	$852,203,787	$791,134,465

Statements of Income

Knight Trading Group, Inc. (parent only)

	For the years ended December 31,
	2001	2000	1999
Revenues
Equity in earnings of subsidiaries	$49,564,400	$265,900,963	$217,486,596
Other	7,810,210	2,580,130	3,857,671

Total revenues	57,374,610	268,481,093	221,344,267

Expenses
Compensation expense	6,060,707	—	—
Professional fees	5,230,621	5,562,241	1,850,310
Business development	2,019,224	3,193,359	4,779,582
Merger related costs	—	—	5,189,295
Other	3,645,758	1,064,815	1,161,569

Total expenses	16,956,310	9,820,415	12,980,756

Income before income taxes	40,418,300	258,660,678	208,363,511
Income tax expense (benefit)	1,892,733	(1,261,324)	(2,920,465)

Net income	$38,525,567	$259,922,002	$211,283,976

SCH A-19

Statements of Cash Flows

Knight Trading Group, Inc. (parent only)

	For the year ended December 31,
	2001	2000	1999
Cash flows from operating activities
Net income	$38,525,567	$259,922,002	$211,283,976
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Equity earnings of subsidiaries	(49,564,400)	(265,900,963)	(217,486,596)
Issuance of restricted stock to employees	722	—	—
Amortization of stock based compensation	172,877	—	—
Income tax credit from stock options exercised	2,612,132	8,998,923	10,311,592
(Increase) decrease in operating assets
Securities owned	(14,249,523)	(12,155,452)	1,285,525
Receivable from subsidiaries	(26,095,212)	12,567,100	(15,834,339)
Other assets	(10,870,125)	(6,472,250)	(8,570,753)
Increase (decrease) in operating liabilities
Accrued compensation expense	2,405,937	4,502,579	5,858,946
Accounts payable, accrued expenses and other liabilities	1,426,757	(13,062,080)	14,070,659
Income taxes payable	(2,833,350)	(13,101,481)	15,247,367

Net cash (used in) provided by operating activities	(58,468,618)	(24,701,622)	16,166,377

Cash flows from investing activities
Capital contributions to subsidiaries	(32,496,862)	(129,810,015)	(20,230,922)

Net cash (used in) investing activities	(32,496,862)	(129,810,015)	(20,230,922)

Cash flows from financing activities
Repayment of short term loan	—	—	(10,000,000)
Proceeds from issuance of common stock	—	—	80,219,537
Stock options exercised	5,647,398	8,656,997	5,485,202
Dividends received from subsidiaries	70,444,193	72,000,000	—

Net cash provided by financing activities	76,091,591	80,656,997	75,704,739

(Decrease) increase in cash and cash equivalents	(14,873,889)	(73,854,640)	71,640,194
Cash and cash equivalents at beginning of period	25,874,092	99,728,732	28,088,538

Cash and cash equivalents at end of period	$11,000,203	$25,874,092	$99,728,732

Supplemental disclosure of cash flow information:
Cash paid for interest	$37	$32,718	$168,638

Cash paid for income taxes	$33,664,468	$175,180,680	$72,535,458

SCH A-20

SCHEDULE B

FINANCIAL STATEMENTS OF
KNIGHT TRADING GROUP, INC.
INCLUDED IN ITS QUARTERLY REPORT
ON FORM 10-Q
FOR THE QUARTER ENDED SEPTEMBER 30, 2002

SCH B-1

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2002	2001	2002	2001
Revenues
Net trading revenue	$98,543,539	$103,035,435	$322,627,162	$425,520,038
Commissions and fees	9,882,307	9,687,678	30,899,776	36,626,037
Asset management fees	6,053,433	10,470,648	20,030,936	31,778,906
Interest and dividends, net	1,674,690	6,599,050	4,301,728	20,616,938
Investment income and other	3,888,307	1,142,097	7,449,742	7,846,621

Total revenues	120,042,276	130,934,908	385,309,344	522,388,540

Expenses
Employee compensation and benefits	48,259,187	53,636,003	164,220,041	191,969,605
Execution and clearance fees	30,227,850	26,645,135	88,171,506	86,790,180
Payments for order flow	14,514,242	14,413,046	50,557,586	64,331,781
Communications and data processing	8,649,621	13,236,478	29,378,131	39,464,320
Depreciation and amortization	9,153,613	10,620,019	28,547,195	31,210,749
Occupancy and equipment rentals	5,637,167	4,143,809	19,804,364	13,740,835
Professional fees	3,597,717	3,681,321	13,467,136	12,845,127
Business development	1,326,663	2,392,246	5,734,099	9,866,475
International charges	277,197	—	32,233,561	—
Writedown of assets and lease loss accrual	1,395,834	6,624,056	10,456,782	18,195,569
Other	3,221,048	5,658,935	10,514,874	15,873,113

Total expenses	126,260,139	141,051,048	453,085,275	484,287,754

(Loss)/income before income taxes and minority interest	(6,217,863)	(10,116,140)	(67,775,931)	38,100,786
Income tax (benefit)/expense	(1,806,119)	(1,129,322)	(19,819,889)	20,409,297

(Loss)/income before minority interest	(4,411,744)	(8,986,818)	(47,956,042)	17,691,489
Minority interest in losses of consolidated subsidiaries	981,078	3,310,974	8,302,904	7,353,134

Net (loss)/income	$(3,430,666)	$(5,675,844)	$(39,653,138)	$25,044,623

Basic earnings per share	$(0.03)	$(0.05)	$(0.33)	$0.20

Diluted earnings per share	$(0.03)	$(0.05)	$(0.33)	$0.20

Shares used in basic earnings per share calculations	118,316,798	123,998,269	121,658,913	123,711,607

Shares used in diluted earnings per share calculations	118,316,798	123,998,269	121,658,913	125,845,652

The accompanying notes are an integral part of these consolidated financial statements.

SCH B-2

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2002	December 31, 2001
	(Unaudited)
Assets
Cash and cash equivalents	$340,014,104	$361,294,311
Securities owned, held at clearing broker, at market value	1,971,936,075	1,754,482,505
Receivable from brokers and dealers	641,291,035	820,103,479
Investment in Deephaven sponsored fund	154,485,281	50,919,198
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	63,972,669	90,125,704
Income taxes receivable	28,087,003	—
Strategic investments	23,373,223	41,746,399
Intangible assets, less accumulated amortization	32,502,383	34,363,040
Goodwill	17,536,945	17,536,945
Other assets	64,253,214	56,115,374

Total assets	$3,337,451,932	$3,226,686,955

Liabilities and Stockholders’ Equity
Liabilities
Securities sold, not yet purchased, at market value	$2,399,928,159	$2,039,355,967
Payable to brokers and dealers	72,762,855	227,526,691
Accrued compensation expense	42,165,124	65,121,718
Accounts payable, accrued expenses and other liabilities	45,103,511	39,777,346

Total liabilities	2,559,959,649	2,371,781,722

Minority interest in consolidated subsidiaries	12,519,024	20,648,809

Stockholders’ equity
Class A Common Stock, $0.01 par value, 500,000,000 shares authorized; 124,705,287 shares issued and 118,346,892 shares outstanding at September 30, 2002 and 124,158,570 shares issued and outstanding at December 31, 2001	1,247,053	1,241,586
Additional paid-in capital	340,173,801	335,796,119
Retained earnings	464,187,774	504,472,861
Treasury stock, at cost; 6,358,395 shares at September 30, 2002 and 0 shares at December 31, 2001	(32,805,423)	—
Unamortized stock-based compensation	(4,107,027)	(672,763)
Accumulated other comprehensive income (loss)—foreign currency translation adjustments, net of tax and minority interest	(3,722,919)	(6,581,379)

Total stockholders’ equity	764,973,259	834,256,424

Total liabilities and stockholders’ equity	$3,337,451,932	$3,226,686,955

The accompanying notes are an integral part of these consolidated financial statements.

SCH B-3

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the nine months ended September 30,
	2002	2001
Cash flows from operating activities
Net (loss)/income	$(39,653,138)	$25,044,623
Adjustments to reconcile net (loss)/income to net cash provided by operating activities
International charges	32,233,561	—
Depreciation and amortization	28,547,195	31,210,749
Writedown of assets and lease loss accrual	10,456,782	18,195,569
Minority interest in losses of consolidated subsidiaries	(7,190,754)	(8,254,438)
Stock based compensation	1,013,372	104,535
Income tax credit from stock options exercised	98,645	2,468,299
(Increase) decrease in operating assets
Securities owned	(217,453,570)	146,312,193
Receivable from brokers and dealers	176,812,444	(715,166,612)
Income taxes receivable	(28,087,003)	—
Other assets	(12,628,265)	(4,888,663)
Increase (decrease) in operating liabilities
Securities sold, not yet purchased	360,572,192	482,447,951
Payable to brokers and dealers	(154,763,836)	75,588,546
Accrued compensation expense	(22,956,595)	(8,369,261)
Accounts payable, accrued expenses and other liabilities	(849,700)	(17,663,918)

Net cash provided by operating activities	126,151,330	27,029,573

Cash flows from investing activities
Purchases of fixed assets and leasehold improvements	(11,940,246)	(43,049,780)
Investment in Deephaven sponsored fund	(103,566,083)	(37,864,900)
Strategic investments	2,614,328	(7,312,491)

Net cash used in investing activities	(112,892,001)	(88,227,171)

Cash flows from financing activities
Stock options exercised	411,188	4,860,735
Purchase of treasury shares	(34,950,724)	—
Capital contributions from minority owners	—	29,600,000

Net cash (used in) provided by financing activities	(34,539,536)	34,460,735

Decrease in cash and cash equivalents	(21,280,207)	(26,736,863)
Cash and cash equivalents at beginning of period	361,294,311	364,057,534

Cash and cash equivalents at end of period	$340,014,104	$337,320,671

Supplemental disclosure of cash flow information:
Cash paid for interest	$12,020,811	$19,078,954

Cash paid for income taxes	$11,962,312	$34,021,910

The accompanying notes are an integral part of these consolidated financial statements.

SCH B-4

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2002
(Unaudited)

1.    Organization and Description of the Business

Knight Trading Group, Inc. and its subsidiaries (the “Company”) operate in securities market-making and asset management business lines. The Company’s securities market-making business line is comprised of the following operating subsidiaries:

Domestic Subsidiaries

•	Knight Securities (“KS”) operates as a market maker in over-the-counter equity securities (“OTC securities”), primarily those traded in the Nasdaq stock market and on the OTC Bulletin Board (“OTCBB”).

•
Knight Capital Markets (“KCM”) operates as a market maker in the Nasdaq Intermarket, the over-the-counter market for New York Stock Exchange (NYSE) and American Stock Exchange (AMEX)-listed securities.

•	Knight Financial Products (“KFP”) operates as a market maker in options on individual equities, equity indices and fixed income futures instruments in the U.S.

•	Knight Execution Partners (“KEP”) operates a professional execution services business in options and equities.

International Subsidiaries

•
Knight Roundtable Europe (“KREL”), which wholly owns Knight Securities International, Ltd. (“KSIL”), a U.K. registered broker-dealer, provides agency execution services for European investors in European and U.S. equities. The Company also provided market-making services in U.K. equity securities, however, this service was discontinued effective October 15, 2002. The Company owns an approximate 85% interest in KREL.

•	Knight Securities Japan (“KSJ”) operates as a market maker in Japanese equity securities. The Company owns 60% of KSJ through a joint venture with Nikko Cordial Group.

The Company also maintains an asset management business for institutional investors and high net worth individuals through its Deephaven Capital Management (“Deephaven”) subsidiary.

2.    Significant Accounting Policies

Basis of consolidation and form of presentation

The accompanying unaudited consolidated financial statements include the accounts of the Company and its majority and wholly-owned subsidiaries and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. All significant intercompany transactions and balances have been eliminated. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The nature of the Company’s business is such that the results of an interim period are not necessarily indicative of the results for the full year. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the SEC.

Certain prior period amounts have been reclassified to conform to the current year presentation.

SCH B-5

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash equivalents

Cash equivalents represent money market accounts, which are payable on demand, or short-term investments with an original maturity of less than 30 days. The carrying amount of such cash equivalents approximates their fair value due to the short-term nature of these instruments.

Strategic investments

Strategic investments include equity ownership interests of less than 20% in financial services-related companies that are accounted for under the equity method or the cost basis of accounting. The equity method of accounting is used for investments in limited partnerships. Strategic investments, which include Nasdaq and other financial services-related companies, are reviewed on an ongoing basis to ensure that the valuations have not been impaired.

Market-making activities

Securities owned and securities sold, not yet purchased, which primarily consist of listed and OTC equities and listed options contracts, are carried at market value and are recorded on a trade date basis. Net trading revenue (trading gains, net of trading losses) and commissions and related expenses, including compensation and benefits, execution and clearance fees and payments for order flow, are also recorded on a trade date basis. Payments for order flow represent payments to broker-dealers and institutions for directing their order executions to the Company. The Company records interest income net of transaction-related interest charged by clearing brokers for facilitating the settlement and financing of securities transactions. Interest expense for the three months ended September 30, 2002 and 2001 was $4,254,903 and $6,882,170, respectively. Interest expense for the nine months ended September 30, 2002 and 2001 was $12,468,582 and $18,766,087, respectively.

Asset management fees

The Company earns asset management fees for sponsoring and managing the investments of the Deephaven Market Neutral Master Fund (the “Deephaven Fund”). Such fees are recorded monthly as earned and are calculated as a percentage of the Deephaven Fund’s monthly net assets, plus a percentage of a new high net asset value (the “Incentive Allocation Fee”), as defined, for any six-month period ended June 30th or December 31st. A new high net asset value is generally defined as the amount by which the net asset value of the Deephaven Fund exceeds the greater of either the highest previous net asset value in the Deephaven Fund, or the net asset value at the time each investor made his purchase. If the Deephaven Fund recognizes a loss in the second half of a calendar year, the Incentive Allocation Fee is recalculated on an annual rather than a semi-annual basis.

Securities borrowed and securities loaned

Securities borrowed and securities loaned, which are included in Receivable from and Payable to brokers and dealers, are recorded at the amount of cash or other collateral advanced or received. Securities borrowed transactions require the Company to deposit cash or similar collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis. Securities borrowed and securities loaned transactions are conducted with banks and other securities firms.

Estimated fair value of financial instruments

The Company’s securities owned and securities sold, not yet purchased are carried at market value, which is estimated using market quotations available from major securities exchanges, clearing brokers and dealers.

SCH B-6

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management estimates that the fair values of other financial instruments recognized on the Consolidated Statements of Financial Condition (including receivables, payables and accrued expenses) approximate their carrying values, as such financial instruments are short-term in nature, bear interest at current market rates or are subject to frequent repricing.

Accounting for derivatives

The Company’s derivative financial instruments, comprised of listed options and futures, are all held for trading purposes and are carried at market value.

Goodwill and Intangible Assets

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets as of January 1, 2002. This statement established new standards for accounting for goodwill and intangible assets acquired outside of, and subsequent to, a business combination. Under the new standards, goodwill and intangible assets with an indefinite useful life are no longer being amortized, but are tested for impairment annually or when an event occurs or circumstances change that signify the existence of impairment. Other intangible assets continue to be amortized over their useful lives, which have been determined to be 15 years.

Minority interest

Minority interest represents minority owners’ share of net income or losses and equity in the Company’s majority-owned consolidated subsidiaries.

Restricted stock

The Company records as unamortized stock-based compensation in Stockholders’ equity the fair market value on the date of grant of shares associated with restricted stock awards and amortizes the balance to compensation expense over the vesting period.

Treasury stock

The Company records its purchases of treasury stock at cost as a separate component of Stockholders’ equity. The Company obtains treasury stock through purchases in the open market or through privately negotiated transactions.

Foreign currencies

The functional currencies of the Company’s consolidated foreign subsidiaries are the U.S. dollar and the Japanese Yen. Assets and liabilities in foreign currencies are translated into U.S. dollars using current exchange rates at the date of the Consolidated Statements of Financial Condition. Revenues and expenses are translated at average rates during the periods. The foreign exchange gains and losses resulting from the translation of financial statements of a subsidiary whose functional currency is not the U.S. dollar are included as a separate component of Stockholders’ equity. Gains or losses resulting from foreign currency transactions are included in Investment income and other.

SCH B-7

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation, amortization and occupancy

Fixed assets are being depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements are being amortized on a straight-line basis over the shorter of the life of the related office lease or the expected useful life of the assets. The Company records rent expense on a straight-line basis over the life of the lease. The Company capitalizes certain costs associated with the acquisition or development of internal-use software and amortizes the software over its estimated useful life of three years, commencing at the time the software is placed in service.

Writedown of fixed assets

Writedowns of fixed assets are recognized when it is determined that the fixed assets are no longer actively used or are determined to be impaired. The amount of the impairment writedown is determined by the difference between the carrying amount and the fair value of the fixed asset. In determining the impairment, an estimated fair value is obtained through research and inquiry of the market. Fixed assets are reviewed for impairment on a quarterly basis.

Lease loss accrual

It is the Company’s policy to identify excess real estate capacity and where applicable, accrue for such future costs. In determining the accrual, a nominal cash flow analysis is performed, and costs related to the excess capacity are accrued for.

Income taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Deferred tax assets and liabilities are included in Other assets and Accounts payable, accrued expenses and other liabilities, respectively.

Stock-Based Compensation

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the fair values of the options granted to employees.

Other

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SCH B-8

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Securities Owned and Securities Sold, Not Yet Purchased

Securities owned and Securities sold, not yet purchased consist of the following:

	September 30, 2002	December 31, 2001
Securities owned:
Options	$1,319,952,979	$907,988,169
Equities	638,487,762	734,638,954
U.S. government obligations	13,495,334	18,380,407
Convertible bonds	—	93,474,975

	$1,971,936,075	$1,754,482,505

Securities sold, not yet purchased:
Options	$1,480,045,332	$1,019,052,935
Equities	919,882,827	998,438,044
Convertible bonds	—	21,864,988

	$2,399,928,159	$2,039,355,967

4.    Receivable from and Payable to Brokers and Dealers

Amounts receivable from and payable to brokers and dealers consist of the following:

	September 30, 2002	December 31, 2001
Receivable:
Clearing brokers	$633,919,690	$701,748,826
Securities borrowed	2,471,322	110,268,570
Securities failed to deliver	2,456,485	6,007,502
Other	2,443,538	2,078,581

	$641,291,035	$820,103,479

Payable:
Clearing brokers	$70,493,672	$133,253,448
Securities loaned	—	81,325,484
Securities failed to receive	2,269,183	12,947,759

	$72,762,855	$227,526,691

5.    Goodwill and Intangible Assets

The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets as of January 1, 2002. This statement established new standards for accounting for goodwill and intangible assets acquired outside of, and subsequent to, a business combination. Under the new standards, goodwill and intangible assets with indefinite useful lives are no longer being amortized, but are tested for impairment annually or when an event occurs or circumstances change that signify the existence of impairment. In June 2002, we tested for the impairment of goodwill, all of which is attributable to our securities market-making business segment, and concluded that there was no impairment of goodwill.

SCH B-9

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill is net of accumulated amortization of $22,486,397 through December 31, 2001. The following table sets forth reported net earnings and EPS adjusted to exclude goodwill amortization expense recorded in 2001:

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Net (loss)/income, as reported	$(3,430,666)	$(5,675,844)	$(39,653,138)	$25,044,623
Net (loss)/income, as adjusted	(3,430,666)	(4,719,276)	(39,653,138)	27,917,940
EPS, as reported
Basic	$(0.03)	$(0.05)	$(0.33)	$0.20
Diluted	$(0.03)	$(0.05)	$(0.33)	$0.20
EPS, as adjusted
Basic	$(0.03)	$(0.04)	$(0.33)	$0.23
Diluted	$(0.03)	$(0.04)	$(0.33)	$0.22

At September 30, 2002, the Company has intangible assets, all of which are attributable to our securities market-making business segment, with a gross carrying amount of $37,240,877 and accumulated amortization of $4,738,494, which resulted from the purchase of various options related businesses. Intangible assets deemed to have definite lives are being amortized over their useful lives, which have been determined to be 15 years. During the quarter and nine months ended September 30, 2002, the Company recorded amortization expense relating to these intangible assets of $620,682 and $1,862,046, respectively. The estimated amortization expense relating to the intangible assets for each of the five succeeding years approximates $2.5 million.

6.    Investment in Deephaven Sponsored Fund and Strategic Investments

The Company’s wholly-owned subsidiary, Deephaven, is the investment manager and sponsor of the Deephaven Fund, which engages in various trading strategies involving equities, debt instruments and derivatives. The underlying investments in the Deephaven Fund are carried at market value. Of the $1.2 billion of assets under management in the Deephaven Fund as of September 30, 2002, the Company had an investment of $154.5 million. In addition, certain officers, directors and employees of the Company have invested approximately $50.3 million in the Deephaven Fund, in the aggregate, as of September 30, 2002.

During the three months ended September 30, 2002, the Company recognized a $1.1 million gain on the sale of its investment in BRUT, Inc. Strategic investments, which include Nasdaq and other financial services-related companies, are reviewed on an ongoing basis to ensure that the valuations have not been impaired.

7.    Significant Customers

The Company considers significant customers to be customers who account for 10% or more of the total U.S. equity shares traded by the Company during the period. One customer accounted for 22.0% and 17.7% of the Company’s total U.S. equity shares traded during the third quarter and first nine months of 2002, respectively. Rebates paid to this firm for U.S. equity and U.S. options contract order flow amounted to $4.0 million and $12.0 million during the third quarter and first nine months of 2002, respectively.

8.    International Charges

During the third quarter of 2002, the Company incurred a charge of $277,000 related to the writedown of our remaining Nasdaq Japan investment.

SCH B-10

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additional charges for the nine months ended September 30, 2002 were $32.0 million. The charges consisted of $13.1 million related to the writedown of our investment in Nasdaq Europe, $3.6 million related to the initial writedown of our investment in Nasdaq Japan, $5.9 million related to fixed assets that are no longer actively used, $4.7 million related to contract terminations, $3.8 million related to costs associated with excess real estate capacity and $900,000 related to other charges.

Effective October 15, 2002, the Company discontinued its U.K. market-making operations. The Company expects that it will incur severance and other charges relating to this closure of up to $0.05 per share in the fourth quarter of 2002.

9.    Writedown of Assets and Lease Loss Accrual

The Writedown of assets and lease loss accrual for the three months ended September 30, 2002 was $1.4 million. The writedown primarily consists of $1.1 million related to fixed assets that are no longer actively used and $254,000 related to a writedown of an impaired strategic investment. Additional writedowns included in the nine months ended September 30, 2002 consist of $3.1 million related to costs associated with excess real estate capacity, $2.5 million related to an impaired strategic investment, $2.7 million related to fixed assets that are no longer actively used and $735,000 related to a writedown of exchange seats.

Writedowns included in the three months ended September 30, 2001 include $6.6 million related to costs associated with excess real estate capacity. Additional writedowns included in the nine months ended September 30, 2001 consists of $10.0 million related to the writedown of an impaired strategic investment and $1.6 million related to the writedown of exchange seats.

10.    Commitments and Contingent Liabilities

The nature of the Company’s business subjects it to claims, lawsuits, regulatory examinations and other proceedings in the ordinary course of business. The results of these matters cannot be predicted with certainty. There can be no assurance that these matters will not have a material adverse effect on the Company’s results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the Company’s financial condition and results of operations. However, it is the opinion of management, after consultation with legal counsel that, based on information currently available, the ultimate outcome of these matters will not have a material adverse impact on the business, financial condition or operating results of the Company.

The Company leases office space under noncancelable operating leases. The office leases contain certain escalation clauses whereby the rental commitments may be increased if certain conditions are satisfied and specify yearly adjustments to the lease amounts based on annual adjustments to the Consumer Price Index. Rental expense under the office leases was as follows:

For the three months ended September 30, 2002	$3,419,917
For the three months ended September 30, 2001	1,852,943
For the nine months ended September 30, 2002	12,230,464
For the nine months ended September 30, 2001	6,767,452

SCH B-11

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company leases computer and other equipment under noncancelable operating leases. In addition, the Company has entered into guaranteed employment contracts with certain of its employees. As of September 30, 2002, future minimum rental commitments under all noncancelable office leases, and computer and equipment leases, guaranteed employment contracts longer than one year and other commitments (“Other Obligations”) were as follows:

	Office Leases	Other Obligations	Total
Three months ending December 31, 2002	$4,240,802	$8,881,139	$13,121,941
Year ending December 31, 2003	16,069,201	22,850,577	38,919,778
Year ending December 31, 2004	13,575,235	10,582,203	24,157,438
Year ending December 31, 2005	12,295,645	124,185	12,419,830
Year ending December 31, 2006	9,701,377	—	9,701,377
Thereafter through October 31, 2021	133,875,423	—	133,875,423

	$189,757,683	$42,438,104	$232,195,787

During the normal course of business, the Company collaterizes certain leases, employment agreements or other contractual obligations through letters of credit or segregated funds held in escrow accounts. As of September 30, 2002, the Company has provided an $11.0 million letter of credit as a guarantee for one of the Company’s lease obligations. In addition, the Company has agreed to provide letters of credit or maintain escrow accounts, if requested, to collateralize employment contracts in an aggregate amount of approximately $10.1 million. As of September 30, 2002 the Company has $3.7 million in an escrow account to collateralize such obligations.

The Company has an agreement, in principle, with one of its subsidiaries’ clearing brokers, obligating the Company to generate and pay clearing fees totalling a minimum of $12.0 million during an eighteen month period from the commencement of clearing services, which is expected to commence within the next six months.

11.    Comprehensive Income/(Loss)

Comprehensive income/(loss) includes net income/(loss) and changes in equity except those resulting from investments by, or distributions to, stockholders. Comprehensive income/(loss) is as follows:

	Three months September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Net (loss)/income	$(3,430,666)	$(5,675,844)	$(39,653,138)	$25,044,623
Foreign currency translation adjustment, net of tax	(293,028)	1,477,378	2,858,460	(1,525,575)

Total comprehensive (loss)/income, net of tax	$(3,723,694)	$(4,198,466)	$(36,794,678)	$23,519,048

12.    Earnings per Share

Basic earnings per common share (“EPS”) has been calculated by dividing net income by the weighted average shares of Class A Common Stock outstanding during each respective period. Diluted EPS reflects the potential reduction in EPS using the treasury stock method to reflect the impact of common share equivalents if stock awards such as stock options and restricted stock were exercised or converted into common stock.

SCH B-12

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the three and nine month periods ended September 30, 2002 and 2001:

	For the three months ended September 30,
	2002		2001
	Numerator / net income	Denominator / shares	Numerator / net income	Denominator / shares
Loss and shares used in basic calculations	$(3,430,666)	118,316,798	$(5,675,844)	123,998,269
Effect of dilutive stock based awards	—	—	—	—

Loss and shares used in diluted calculations	$(3,430,666)	118,316,798	$(5,675,844)	123,998,269

Basic earnings per share		$(0.03)		$(0.05)

Diluted earnings per share		$(0.03)		$(0.05)

	For the nine months ended September 30,
	2002		2001
	Numerator / net income	Denominator / shares	Numerator / net income	Denominator / shares
(Loss)/income and shares used in basic calculations	$(39,653,138)	121,658,913	$25,044,623	123,711,607
Effect of dilutive stock based awards	—	—	—	2,134,045

(Loss)/income and shares used in diluted calculations	$(39,653,138)	121,658,913	$25,044,623	125,845,652

Basic earnings per share		$(0.33)		$0.20

Diluted earnings per share		$(0.33)		$0.20

For the three months ended September 30, 2002 and 2001, 773,635 and 1,170,559 shares of common stock equivalents, respectively, were not included in the calculation of weighted average shares for diluted EPS. For the nine months ended September 30, 2002, 844,955 shares of common stock equivalents were not included in the calculation of weighted average shares for diluted EPS. The common stock equivalents were not included because the Company incurred losses during the periods and the effect of their inclusion would be anti-dilutive.

13.    Stock-Based Compensation

The Company established the Knight/Trimark Group, Inc. 1998 Long Term Incentive Plan and the Knight/Trimark Group, Inc. 1998 Nonemployee Director Stock Option Plan (together, the “Plans”) to provide long-term incentive compensation to selected employees and directors of Knight Trading Group and its subsidiaries. The Plans are administered by the compensation committee of the Company’s Board of Directors, and allow for the grant of options, restricted stock and restricted stock units, as defined by the Plans.

It is the Company’s policy to grant options for the purchase of shares of Class A Common Stock at not less than market value, which the Plans define as the average of the high and low sales prices on the date prior to the grant date. Options and restricted stock awards generally vest over a three or four-year period and expire on the fifth or tenth anniversary of the grant date, pursuant to the terms of the agreements. The Company has the right to fully vest employees in their option grants and restricted stock awards upon retirement.

SCH B-13

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company issued 415,756 restricted shares, outside of the Plans, from treasury stock during the third quarter of 2002 as stock-based compensation. Such grants were made at fair market value and with terms consistent with the Plans.

The Company recognizes compensation expense for the fair values of the restricted shares of Class A Common Stock granted to employees. The unamortized portion of the restricted shares is recognized as compensation expense over the vesting period. Compensation expense related to grants of restricted stock for the three months ended September 30, 2002 and 2001 was $557,976 and $72,577, respectively. Compensation expense for the nine months ended September 30, 2002 was $1,013,372 and $104,535, respectively.

14.    Net Capital Requirements

KS, KCM, KFP and KEP are registered as broker-dealers with the Securities and Exchange Commission (“SEC”), and are subject to the SEC’s Uniform Net Capital Rule which requires the maintenance of minimum net capital. Additionally, KS and KCM are members of the National Association of Securities Dealers, Inc. (“NASD”), and KFP and KEP are members of the Chicago Board Options Exchange, the American Stock Exchange, the Pacific Exchange, the Philadelphia Stock Exchange and the International Stock Exchange. KFP is also a member of the Chicago Board of Trade and the Chicago Mercantile Exchange. KSIL and KSJ are subject to regulatory requirements in the countries in which they operate, including the requirements of the Financial Services Authority in the United Kingdom and the Financial Supervisory Agency in Japan. As of September 30, 2002, the Company was in compliance with these capital adequacy requirements.

The following table sets forth our net capital levels and requirements for our broker-dealer subsidiaries at September 30, 2002 (in millions):

Entity	Net Capital	Minimum Net Capital	Excess Net Capital
KS	$175.3	$2.3	$173.0
KFP	36.7	0.2	36.5
KCM	30.1	1.0	29.1
KEP	2.0	0.2	1.8
KSIL	7.5	3.1	4.4
KSJ*	23.6	2.8	20.8

*	Amounts for KSJ were translated from Japanese Yen to the U.S. dollar using the September 30, 2002 exchange rate.

15.    Business Segments

The Company has two reportable business segments: securities market-making and asset management. Securities market-making includes two reporting units, domestic and international. Domestic securities market-making primarily represents market-making in U.S. equity securities listed on Nasdaq, on the OTCBB of the NASD, in the Nasdaq Intermarket and in U.S. options on individual equities, equity indices and fixed income futures instruments. International securities market-making includes market-making in equities in Europe and Japan and in options in Europe and Australia. Options market-making in Europe and Australia was discontinued during the second quarter of 2002. Equities market-making in Europe was discontinued effective October 15, 2002. The asset management segment consists of investment management and sponsorship of the Deephaven Fund.

SCH B-14

KNIGHT TRADING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s net revenues, (loss)/income before income taxes and minority interest and assets by segment are summarized below:

	Domestic Market- Making[1,3]	International Market- Making[2]	Total Market- Making	Asset Management[3]	Eliminations[4]	Consolidated Total
For the three months ended September 30, 2002:
Revenues	$112,166,606	$3,968,030	$116,134,636	$6,471,371	$(2,563,731)	$120,042,276
(Loss)/income before income taxes and minority interest	(3,579,742)	(3,982,805)	(7,562,547)	1,344,684	—	(6,217,863)
Total assets	3,184,002,836	131,350,762	3,315,353,598	22,098,334	—	3,337,451,932
For the three months ended September 30, 2001:
Revenues	$118,785,385	$1,369,365	$120,154,750	$12,781,199	$(2,001,041)	$130,934,908
(Loss)/income before income taxes and minority interest	(1,058,363)	(17,441,917)	(18,500,280)	8,384,140	—	(10,116,140)
Total assets	2,555,235,780	488,828,207	3,044,063,987	67,111,859	—	3,111,175,846
For the nine months ended September 30, 2002:
Revenues	$356,645,413	$12,899,923	$369,545,336	$23,350,162	$(7,586,154)	$385,309,344
(Loss)/income before income taxes and minority interest	(16,554,776)	(54,510,961)	(71,065,737)	3,289,806	—	(67,775,931)
Total assets	3,184,002,836	131,350,762	3,315,353,598	22,098,334	—	3,337,451,932
For the nine months ended September 30, 2001:
Revenues	$480,435,393	$10,550,129	$490,985,522	$36,997,739	$(5,594,721)	$522,388,540
Income/(loss) before income taxes and minority interest	61,619,195	(46,711,111)	14,908,084	23,192,702	—	38,100,786
Total assets	2,555,235,780	488,828,207	3,044,063,987	67,111,859	—	3,111,175,846

(1)
Losses before income taxes and minority interest for the three and nine months ended September 30, 2002 include $1.4 million and $10.5 million, respectively, in writedowns of assets and lease loss accruals described in footnote 9. The pre-tax numbers for the three and nine months ended September 30, 2001 include $6.6 million and $18.2 million, respectively, related to the writedown of assets described in footnote 9.

(2)
Losses before income taxes and minority interest for the three and nine months ended September 30, 2002 include $277,000 and $32.2 million, respectively, in international charges described in footnote 8.

(3)
At September 30, 2002, the Company had invested $154.5 million in the Deephaven Fund, of which $143.2 million was made by the parent company, and included in the assets of the domestic market-making reporting unit, and $11.3 million was made by Deephaven, and included in the assets of the asset management segment. Revenues generated by the Deephaven Fund investments made by domestic market-making and asset management for the three months ended September 30, 2002 were $1.6 million and $110,000, respectively, and $3.1 million and $1.5 million, respectively, for the nine month period ended September 30, 2002.

At September 30, 2001, the Company had invested $50.5 million in the Deephaven Fund, all of which was made within the asset management segment. Revenues generated by the investment for the three and nine months ended September 30, 2001 were $2.0 million and $4.5 million, respectively.
(4)	Eliminations primarily represent management fees earned by certain of the Company’s subsidiaries for management services provided to other subsidiaries.

SCH B-15

SCHEDULE C

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

KNIGHT TRADING GROUP, INC.

The directors and executive officers of Knight Trading Group, Inc. and their positions and offices as of December 20, 2002 are set forth in the following table:

Name	Positions and Offices Held
Charles V. Doherty	Chairman of the Board of Directors
Robert Greifeld	Director
Gary R. Griffith	Director
Robert M. Lazarowitz	Director
Bruce R. McMaken	Director
Rodger O. Riney	Director
Thomas M. Joyce	Chief Executive Officer and President, Director
Anthony M. Sanfilippo	Executive Vice President and Director
Robert I. Turner	Executive Vice President, Chief Financial Officer and Treasurer
John H. Bluher	Executive Vice President, General Counsel and Secretary

The address of each director and executive officer is: c/o Knight Trading Group, Inc., 525 Washington Boulevard, Jersey City, NJ 07310. Tel: (201) 222-9400.

SCH C-1

OFFER TO EXCHANGE

ALL ELIGIBLE OUTSTANDING OPTIONS

WITH AN EXERCISE PRICE OF MORE THAN $14.00

FOR NEW OPTIONS

OF

KNIGHT TRADING GROUP, INC.

Any questions or requests for assistance or additional copies of any documents incorporated by reference into the Offer to Exchange may be directed to Karen Doeblin, Senior Vice President, Director of Human Resources at (201) 222-9400, Knight Trading Group, Inc., 525 Washington Boulevard, Jersey City, NJ 07310.

December 11, 2002